UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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CITY HOLDING COMPANY
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 14, 2022

To Our Shareholders:

    On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Shareholders of City Holding Company, which will be held in the Conference Center of the Brad D. Smith Foundation Hall at Marshall University, 519 John Marshall Drive, Huntington, West Virginia 25703, on Tuesday, April 12, 2022 at 2:30 p.m. The 2022 Annual Meeting marks our return to Marshall University and continues City Holding Company’s “college on campus” theme from prior years. We are pleased to include Marshall University’s students’ attendance and participation in our shareholder’s meeting.

The notice of meeting and proxy statement accompanying this letter describe the specific business to be acted upon. In addition to the specific matters to be acted upon, there will be a report on the progress of the Company and an opportunity for questions.

We hope that you will join us at this year’s Annual Meeting and look forward to personally greeting those of you who are able to attend.

It is important that your shares be represented at the meeting. Whether or not you plan to attend the Annual Meeting, please vote your shares by: (1) accessing the Internet at the website included on the proxy card, (2) calling the toll-free number shown on the proxy card, or (3) completing, signing, and returning the enclosed proxy card as soon as possible in the postage-paid envelope provided.

City Holding Company thanks you for your consideration and your continued support.

C. Dallas Kayser
Chairman of the Board

Charles R. Hageboeck
President & CEO

We are closely monitoring developments related to COVID-19. It could become necessary or desirable for us to change the date, time, location and/or means of holding the Annual Meeting (including by means of remote communication). If such a change is made, we will announce the change in advance, and details on how to participate will be issued by press release, posted on our website and filed as additional proxy materials.

CITY HOLDING COMPANY
25 Gatewater Road
Post Office Box 7520
Charleston, West Virginia 25356-0520

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 12, 2022

Notice is hereby given that the Annual Meeting of Shareholders of City Holding Company will be held in the Conference Center of the Brad D. Smith Foundation Hall at Marshall University, 519 John Marshall Drive, Huntington, West Virginia 25703, on Tuesday, April 12, 2022 at 2:30 p.m. (local time) for the following purposes:

    1.    Election of Directors. To elect five Class II directors to serve for a term of three years, to elect one Class I director to serve for a term of two years, and to elect one Class III director to serve for a term of one year. The names of the nominees are set forth in the accompanying proxy statement.

    2.    Ratify Independent Registered Public Accounting Firm. To ratify, on an advisory basis, the Audit Committee and the Board of Directors’ appointment of Crowe LLP as the independent registered public accounting firm for City Holding Company for 2022.

    3.    Advisory (Non-binding) Vote on Executive Compensation. To approve a non-binding advisory proposal on the compensation of the Named Executive Officers.

4.    Other Business. To transact such other business as may properly come before the meeting.

    Shareholders of record at the close of business on February 24, 2022 are the only shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders.

By Order of the Board of Directors,

Victoria A. Faw,
Secretary

March 14, 2022
IMPORTANT NOTICE

We urge you to sign and return the enclosed proxy or transmit your voting instructions by telephone or Internet as promptly as possible, regardless of your plans to attend the meeting. Please refer to the instructions on the proxy card for details about transmitting your voting instructions by telephone or Internet. If you attend the meeting, you may vote your shares in person via live webcast, even if you have previously signed and returned your proxy or transmitted your voting instructions by telephone or Internet.

CITY HOLDING COMPANY
2022 PROXY STATEMENT

CITY HOLDING COMPANY
25 Gatewater Road
Charleston, West Virginia 25356-0520

PROXY STATEMENT

Information Concerning the Solicitation

    This statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Shareholders of City Holding Company (the “Company” or “City”) to be held on Tuesday, April 12, 2022.

    The solicitation of proxies in the enclosed form is made on behalf of the Board of Directors of the Company. The cost of preparing, assembling, and mailing the proxy material and of reimbursing brokers, nominees, and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares held of record by such persons will be borne by the Company. The Company does not currently intend to solicit proxies other than by use of the mail, but certain officers and regular employees of the Company or its subsidiaries, without additional compensation, may use their best efforts, by telephone or otherwise, to obtain proxies. The proxy materials are being mailed on or about March 14, 2022 to shareholders of record at the close of business on February 24, 2022 (the “Record Date”).

Annual Report

The Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2021 is being furnished with this Proxy Statement to shareholders of record as of the Record Date. The Annual Report to Shareholders does not constitute a part of this Proxy Statement or the proxy solicitation material.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 12, 2022

    This Proxy Statement and the 2021 Annual Report and any amendments thereto that are required to be furnished to shareholders are available online at www.ViewMaterial.com/CHCO.

Householding

The Securities and Exchange Commission (“SEC”) has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process is commonly referred to as “householding.”

    The Company has implemented “householding” in an effort to reduce the number of duplicate mailings to the same address. This process benefits both shareholders and the Company because it eliminates unnecessary mailings delivered to your home and helps to reduce the Company’s expenses. “Householding” will not be used, however, if the Company has received contrary instructions from one or more of the shareholders sharing an address. We will continue to “household” indefinitely until you instruct us otherwise. You may notify the Company that you would like to receive separate copies of the Company’s annual report and proxy statement in the future, or that you would like to receive one copy for multiple shareholders sharing an address, by telephoning our transfer agent at 1-800-568-3476, or writing the transfer agent at: Computershare Trust Company N.A., P. O. Box 505005, Louisville, KY 40233-5005. If you would like to receive a separate copy of the Company’s 2022 Proxy Statement and 2021 Annual Report, please contact Victoria A. Faw, Corporate Secretary, City Holding Company, P. O. Box 7520, Charleston, WV 25356-0520, or call 1-304-769-1100. Even if your household receives only one annual report and one proxy statement, the Company will continue to send a separate proxy card for each shareholder residing at your address. Please note, however, that if a broker holds shares of the Company on your behalf (that is, in “street name” (e.g., in a brokerage account or retirement plan account)), you may continue to receive duplicate mailings.

Attendance at the Annual Meeting

Attendance at the Annual Meeting or any adjournment or postponement thereof will be limited to shareholders of the Company as of the close of business on the record date and guests of the Company.

Voting Methods

     The accompanying proxy is for use at the Annual Meeting if a shareholder will either be unable to attend the meeting in person or will be able to attend but wishes to vote by proxy. Shares may be voted by completing the enclosed proxy card and mailing it in the postage-paid envelope provided, voting over the Internet, or using a toll-free telephone number. Shareholders who vote over the Internet may incur costs, such as Internet access charges, for which the shareholder is responsible. The Internet and telephone voting facilities for eligible shareholders of record will close at 1:00 p.m., Eastern Time, on Tuesday, April 12, 2022. Specific instructions to be followed by any shareholder interested in voting via the Internet or telephone are shown on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the shareholder’s identity and to allow shareholders to vote their shares and confirm that their instructions have been properly recorded. In the event a shareholder’s proxy does not reference Internet or telephone information because the shareholder is not the registered owner of the shares, the shareholder should complete and return the paper proxy card in the self-addressed, postage-paid envelope provided.

The proxy may be revoked at any time before the shares subject to it are voted by (i) notifying, in writing, Victoria A. Faw, Corporate Secretary, City Holding Company, P. O. Box 7520, Charleston, WV 25356-0520, (ii) executing a proxy bearing a later date (including a proxy given over the Internet or by telephone), or (iii) voting in person at the Annual Meeting the shares represented by the proxy. (Your attendance at the Annual Meeting will not, by itself, revoke your proxy; you must vote in person at the Annual Meeting.) If your shares are held by a broker on your behalf (that is, in street name), you must contact your broker or nominee to revoke your proxy.

If you participate in City Holding Company’s 401(k) Plan & Trust and hold shares of Company common stock in your plan account as of the Record Date, you will receive a request for voting instructions from the tabulation agent on behalf of the trustee of the Company’s operating subsidiary City National Bank of West Virginia (“City National Bank”) with respect to your plan shares. If you hold Company common stock outside of the plan, you will vote those shares separately. You are entitled to direct City National Bank how to vote your plan shares.

All shares of the Company’s common stock, par value $2.50 per share (“Common Stock”), represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. The Board of Directors unanimously recommends a vote:

1.	FOR the nominees for director listed in these materials and on the proxy card;
`

2.	FOR the ratification, on an advisory basis, of the selection of the Company’s independent registered public accounting firm; and

3.	FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in these materials.

    In the absence of voting instructions to the contrary, shares represented by validly executed proxies will be voted in accordance with the foregoing recommendations. If any other matters are properly presented for consideration at the Annual Meeting, the persons named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. At this time, the Company is not aware of any other matters that may come before the Annual Meeting.

Shares Held in Street Name

If you hold your shares in a stock brokerage account or if your shares are held by a bank, broker, trustee or other nominee (that is, in “street name”), please follow the voting instructions provided by your broker, bank, trustee or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to City, the tabulation agent or by voting at the virtual Annual Meeting unless you provide a “legal proxy.” Beneficial owners who want to attend and also vote in person at the Annual Meeting will need to obtain a legal proxy, in PDF or Image file format, from the organization that holds their shares giving them the right to vote their shares in person at the Annual Meeting and by presenting it with their online ballot during the meeting.

Outstanding Voting Shares

The Company’s only authorized voting equity security is its Common Stock.

    Only shareholders of record at the close of business on February 24, 2022, the Record Date, are entitled to vote at the Annual Meeting. On that day, there were issued and outstanding 15,065,885 shares of Common Stock (after deducting an aggregate of 3,995,663 shares held in treasury). Each share is entitled to one vote. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of the Company’s Common Stock entitled to a vote at the Annual Meeting is necessary to constitute a quorum at the Annual

Meeting. Abstentions will be counted as shares present for purposes of determining the presence of a quorum. A quorum must be present before any business, including the shareholder votes listed above, can be conducted.

    With respect to proposals 1, 2 and 3, the election of directors, the ratification (on an advisory basis) of Crowe LLP as the Company's independent registered public accounting firm and the approval (on an advisory basis) of the compensation of the named executive officers as discussed in these materials, the number of votes cast “for” must exceed the number of votes cast “against” the proposal. “Abstain” votes will not affect the outcome of the proposals.

    If your shares are held by a broker on your behalf (that is, in “street name”), and you do not instruct the broker as to how to vote those shares on Proposals 1 or 3, the broker may not exercise discretion to vote for or against those proposals. This would be a “broker non-vote” and those shares will not be counted as having been voted on the applicable proposal. With respect to Proposal 2, the broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. Please instruct your bank or broker so your vote can be counted.

Cumulative Voting Rights

    Each shareholder has the right to cumulate his or her votes for the election of directors at the Annual Meeting if a shareholder gives notice to the Company in writing, directed to Victoria A. Faw, Corporate Secretary, City Holding Company, 25 Gatewater Road, Charleston, WV 25313, not less than forty-eight hours before the time set for the Annual Meeting of his or her intent to vote cumulatively in the election of directors. If one shareholder properly gives this notice, all other shareholders are entitled to vote cumulatively in the election of directors without giving further notice. The proxy solicited hereunder authorizes the proxies to cumulate their votes at their discretion if cumulative voting is permitted at the Annual Meeting.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership of Directors and Named Executive Officers

    Information included in this table is based upon the “beneficial ownership” rules issued under the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”). Under these rules, a person is deemed to be a beneficial owner of any shares of our common stock if that person has or shares “voting power,” which includes the power to vote or direct the voting of the shares, or “investment power,” which includes the right to dispose or direct the disposition of the shares. Thus, under the rules, more than one person may be deemed to be a beneficial owner of the same shares. A person is also deemed to be a beneficial owner of any shares as to which that person has the right to acquire beneficial ownership within 60 days.

The table below presents certain information as of February 28, 2022 regarding beneficial ownership of shares of Common Stock by directors, named executive officers listed under “Executive Officers of City Holding Company” and all directors and executive officers as a group.

BENEFICIAL OWNERSHIP
Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Common Shares Subject to a Right to Acquire (2)	Aggregate Percentage Owned	CHCO Shares Held as Collateral for Loans
	(#)	(#)	(%)	(#)

Directors
Thomas L. Burnette	31,800	-	*	-
Gregory A. Burton (3)	284	-	*	-
Charles W. Fairchilds (4)	10,146	-	*	-
William H. File III (4)	26,236	-	*	-
Robert D. Fisher	39,244	-	*	-
Charles R. Hageboeck (6)	61,381	11,056	*	-
Tracy W. Hylton II (4)	66,147	-	*	-
J. Thomas Jones	4,854	-	*	-
C. Dallas Kayser (4)	23,693	-	*	-
Javier A. Reyes (5)	253	-	*	-
James L. Rossi	18,591	-	*	-
Sharon H. Rowe (4)(7)	12,422	-	*	6,973
Diane W. Strong-Treister	3,500	-	*	-

Named Executive Officers
David L. Bumgarner	14,356	556	*	-
John A. DeRito	30,260	5,009	*	-
Michael T. Quinlan Jr. (8)	8,939	-	*
Jeffrey D. Legge	16,312	512	*	-
Directors and Executive Officers as a group (17 persons)	368,418	17,133	2.56%	6,973
    * Less than 1% of the issued and outstanding shares of the class

(1)    Includes shares (a) owned by or with certain relatives; (b) held in various fiduciary capacities; (c) held by certain corporations and other entities; and (d) held in trust under the Company’s 401(k) Plan & Trust.
(2)    Includes options to acquire shares of the Company’s Common Stock that are exerciseable within 60 days of February 28, 2022.
(3)    Mr. Burton was appointed to the Board of Directors in July 2021 and is a nominee for election to the Board of Directors as a Class I director.
(4)    Messrs. Fairchilds, File, Hylton, Kayser and Ms. Rowe are nominees for re-election to the Board of Directors as Class II directors.
(5)    Mr. Reyes was appointed to the Board of Directors in August 2021 and is a nominee for election to the Board of Directors as a Class III director.
(6)    Mr. Hageboeck serves as President and CEO of the Company and is considered a Named Executive Officer.
(7)    In December 2014, the Board of Directors approved and adopted a revised insider trading policy which, among other things, added a prohibition against the pledging by executive officers or directors of Company securities as collateral for loans or other financial obligations.  Ms. Rowe’s pledge of shares predates the adoption of the revised policy and the Board of Directors approved an exception to the policy with respect to Ms. Rowe’s pledge.
(8)    Mr. Quinlan became an executive officer of the Company effective January 1, 2021.

Principal Shareholders of the Company
    The following table lists each shareholder of the Company who is the beneficial owner of more than 5% of the Company’s Common Stock, the only class of stock outstanding, as of February 24, 2022.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

BlackRock, Inc. (1) 55 East 52nd Street New York, NY 10055	2,234,357	14.80%
The Vanguard Group, Inc. (2) 100 Vanguard Blvd. Malvern, PA 19355	1,646,113	10.89%

(1)Based upon information contained in the Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the SEC on January 27, 2022, BlackRock beneficially owned 2,234,357 shares of common stock as of December 31, 2021, with sole voting power over 2,198,471 shares, shared voting power over no shares, sole dispositive power over 2,234,3571 shares and shared dispositive power over no shares.
(2)Based upon information contained in the Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard”) with the SEC on February 9, 2022, Vanguard beneficially owned 1,646,113 shares of common stock as of December 31, 2021, with sole voting power over 0 shares, shared voting power over 17,164 shares, sole dispositive power over 1,620,621 shares and shared dispositive power over 25,492 shares.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act requires the Company’s officers, directors and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors and 10% or more shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

    Based solely upon the review of copies of such reports furnished to the Company through the date hereof, or written representations that no reports were required, the Company believes that during the fiscal year ended December 31, 2021, all filing requirements applicable to its executive officers and directors were met except as follows: Robert D. Fisher and Tracy W. Hylton II each filed one late Form 4 to report the purchase of shares under an existing 10b5-1 Plan due to late notification of the purchases by the broker responsible for the relevant transaction(s).

GOVERNANCE AND NOMINATING COMMITTEE REPORT

The Governance and Nominating Committee of the Board of Directors (the “Governance Committee”) is comprised of five directors and operates under a written charter adopted by the Board of Directors. All five of the directors, including the chair of the Governance Committee, are independent in accordance with Nasdaq rules. The Governance Committee is charged with the responsibilities of: (i) identifying individuals qualified to become Board members; (ii) selecting or recommending that the Board select the director nominees for the next annual meeting of shareholders; and (iii) overseeing corporate governance matters for the Company.

Director candidates are nominated by the Governance Committee. The Governance Committee will consider director candidates recommended by shareholders (see “Shareholder Proposals and Nominations”), other members of the Board, officers and employees of the Company and other sources that the Governance Committee deems appropriate. The Governance Committee’s written charter directs the Governance Committee to evaluate the candidates based upon the totality of the merits of each candidate and not based upon minimum qualifications or attributes. In considering individual nominees, the Governance Committee takes into account the qualifications of other Board members to ensure that a broad variety of skill sets and experience beneficial to the Company and its business are represented on the Board of Directors. The Company believes that all directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareholders. Further, the backgrounds and qualifications of directors, as a group, should provide a mix of experience, knowledge, and abilities that will allow the Board to fulfill its responsibilities. The Governance Committee evaluates all director candidates in the same manner regardless of the source of the recommendation.

In the context of nominating directors, the Company has no written policy regarding how diversity should be considered in the director nomination process. The Governance Committee seeks to ensure that there is diversity of thought among the directors as the Committee believes that diversity of thought results in a more comprehensive analysis of each issue and informs better decision-making which will ultimately result in greater shareholder value. Diversity of thought may stem from many factors, including personal and professional experience, socio-economic background, age, gender, race, education, religion, nationality, skill set, geographic representation, and involvement in community, business, and civic affairs. The Governance Committee does not assign a specific weight to any factor and recognizes that no particular factor is necessarily applicable to all prospective nominees. The Board’s Governance Committee believes that its existing Board is, in fact, well diversified in terms of knowledge, experience, skills, and other characteristics, and that varying perspectives are presented on key issues.

The Governance Committee is empowered to retain outside advisors to assist in the performance of its functions with the sole authority to agree to fees and other terms of engagement. The Governance Committee did not hire any outside advisors to assist them with respect to the selection of candidates for director nominations in 2022, and has not hired one for evaluation of the current slate of directors nominated in these materials.

The Governance Committee has nominated for election as Class II directors, all of whom currently serve as Class II directors of the Company, Charles W. Fairchilds, William H. File III, Tracy W. Hylton II, C. Dallas Kayser, and Sharon H. Rowe, to serve three-year terms expiring at the 2025 Annual Meeting. Additionally, the Governance Committee recommended, and the Board of Directors approved, Mr. Gregory A. Burton to stand for election as a Class I nominee at the 2022 Annual Meeting to serve for a two-year term expiring at the 2024 Annual Meeting and Mr. Javier A. Reyes to stand for election as a Class III nominee at the 2022 Annual Meeting to serve for a one-year term expiring at the 2023 Annual Meeting.

Respectfully submitted,

Robert D. Fisher, Chairman
William H. File III
J. Thomas Jones
Sharon H. Rowe
Diane W. Strong-Treister
March 8, 2022

ELECTION OF DIRECTORS
(Proposal 1)

    The Company’s Board of Directors currently consists of thirteen (13) members. In accordance with the Company’s Amended and Restated Bylaws, the Board of Directors is classified into three classes as nearly equal in number as the then total number of directors constituting the whole Board permits. Each class is elected to separate three-year terms with each term expiring in different years. At each annual meeting, the directors and nominees constituting one class are elected for a three-year term. The term of Class II directors expires at the 2022 Annual Meeting. There are five nominees for election as Class II directors to serve for terms of three years expiring at the Annual Meeting in 2025. Messrs. Fairchilds, File, Hylton, Kayser and Ms. Rowe currently serve as directors of the Company and will stand for re-election as Class II directors. Messrs. Burton and Reyes were appointed as directors by the Board of Directors in July 2021 and August 2021, respectively, in connection with recent retirements from the Company’s Board and have been recommended and approved by the Board of Directors to stand for election as a Class I and a Class III director, respectively.

    Each director elected will continue in office until a successor has been elected. If any nominee is unable to serve, which the Board of Directors has no reason to expect, the persons named on the accompanying proxy card intend to vote for the balance of those named and, if they deem it advisable, for a substitute nominee. The names of the nominees for directors submitted by the Governance Committee and the names of the directors of the Company whose terms of office will continue after the Annual Meeting are listed below. Director ages are shown as of the Annual Meeting date, April 12, 2022.

The Board of Directors recommends that shareholders vote “FOR” all of the Class II nominees shown below and “FOR” Class I nominee Gregory A. Burton and “FOR” Class III nominee Javier A. Reyes.

CLASS II DIRECTORS (Nominees for a term to expire in 2025)

Charles W. Fairchilds, 74, has served as a director since 2013. Mr. Fairchilds was President of Allied Ready Mix Company in Waynesboro, VA from 1987 until his retirement in January 2009. In this role, he was responsible for all aspects of three operating divisions that specialized in construction materials and employed over 150 people. Prior to joining Allied Ready Mix Company, Mr. Fairchilds owned and operated his own machine shop business in Waynesboro, VA for over three years. He started his manufacturing career with Cummins Engine Company in 1973, holding various manufacturing positions within the company, including serving as Plant Manager of the Columbus Engine Plant, which had over a million square feet of space and housed 5,500 employees, until his departure in 1983. During his time in Waynesboro and Augusta County (Virginia), Mr. Fairchilds served his community in a variety of different roles including President of the Waynesboro YMCA and the Waynesboro/East Augusta Chamber of Commerce. He earned his MBA at the University of Virginia. Mr. Fairchilds previously served on the Board of Directors of Community Bank (“Community”), Staunton, VA, beginning in 1996 until its merger with City Holding Company in January 2013. Additionally, he served as Chairman of the Audit Committee of Community. The Governance Committee believes that with his education and professional experiences, Mr. Fairchilds brings strong leadership, management, finance and accounting skills to the Company’s Board. Mr. Fairchilds owns, directly or indirectly, 10,146 shares of City Holding Company common stock.

William H. File III, 74, has served as a director since 2001. Mr. File received a Bachelor’s degree (political science) from Lynchburg College, Virginia, and a Doctor of Jurisprudence degree (law) from West Virginia University College of Law.  Mr. File is a practicing attorney and a partner in the firm File Payne Scherer & File PLLC and is the City Solicitor for Beckley, West Virginia. Mr. File was first elected to the Bank of Raleigh Board of Directors in 1984.  He was a member of the Board of Horizon Bancorp, Inc. from 1993 until its merger with City Holding Company on December 31, 1998, and, subsequently, he has been a member of the City National Bank and City Holding Company Boards until the present date.  He is Chairman of the West Virginia Educational Broadcasting Authority that oversees public television and public radio in West Virginia, and is Past President and legal advisor to the Beckley Area Foundation, a community foundation serving the Raleigh County market. Mr. File has deep knowledge of the Raleigh County economy and its local leaders.  The Governance Committee of the Board nominated Mr. File based upon his legal expertise, his knowledge of the Raleigh County market, and his long tenure on bank boards. Mr. File owns, directly or indirectly, 26,236 shares of City Holding Company common stock.

Tracy W. Hylton II, 73, has served as a director since 1993. Mr. Hylton is the President of Eller, Inc., a construction and reclamation company, and President of Lightning, Inc., a lease holding and coal sales company. Mr. Hylton has a number of business interests including those in coal, auto dealerships, hotels in various states, retail and real estate. Through these business interests he has knowledge of, and contacts with, many other business people throughout the State of West Virginia. He is active in a number of civic organizations, including the Raleigh County YMCA.  Mr. Hylton joined the Board of the Bank of Raleigh in 1984, the Board of Horizon Bancorp, Inc. in 1993, and subsequent to the merger with City on December, 31, 1998, the City Holding Company Board.  Mr. Hylton has deep business contacts and knowledge of the West Virginia and Raleigh County marketplace.  The Governance Committee of the Board nominated Mr. Hylton based upon his varied business interests, knowledge, and contacts, his knowledge of the Raleigh County market, and his experience on bank boards. Mr. Hylton owns, directly or indirectly, 66,147 shares of City Holding Company common stock.

C. Dallas Kayser, 70, has served as a director since 1995. Since January 1, 2016, he has served as the non-executive Chairman of the Board of City Holding Company. Mr. Kayser received his Bachelor’s degree (economics) from Marshall University and his Doctor of Jurisprudence from the West Virginia University College of Law. In December 2020, he retired as the senior partner of Kayser Layne & Clark, PLLC. He had been in the private practice of law since 1976. He is the Treasurer of Deerfield Development Company and has served as the Chairman of the Board of Trustees of Pleasant Valley Hospital and on its executive committee. In addition, he has served as the Chairman of the Board of Trustees of the United Methodist Foundation of West Virginia, Inc. and served on its Executive, Compensation, Audit and Investment Committees. Mr. Kayser is a charter member of the Mason County Community Foundation. He has been a guest speaker at bank director conferences in Chicago, IL and Nashville, TN. The Governance Committee nominated Mr. Kayser based upon his legal background, his broad business and community involvement, and his experience on bank boards. Mr. Kayser owns, directly or indirectly, 23,692 shares of City Holding Company common stock.

Sharon H. Rowe, 70, has served as a director since 2001. Ms. Rowe attended West Virginia University. In February 2013, Ms. Rowe formed a limited liability company, SHR Consulting, LLC, which provides public relations, marketing and events planning services. She retired as Vice President of Communications of The Greenbrier Resort and Club Management Company in 2005 after 27 years with the company and subsequently served as a senior consultant to two marketing communications firms until forming SHR Consulting, LLC. Ms. Rowe joined the Boards of Greenbrier Valley National Bank and Horizon Bancorp, Inc. in 1996, the Board of City National Bank of West Virginia in 1999 and, subsequently, in 2001, the City Holding Company Board of Directors. A recognized leader in West Virginia’s tourism industry, she is past chair and member of the Board of Directors of the West Virginia Hospitality and Travel Association. Ms. Rowe serves as a director on numerous boards in West Virginia including the advisory board of the Clay Center for the Arts and Sciences, the Leadership Council of the WVU Cancer Institute, the Greenbrier County Convention and Visitors Bureau, HospiceCare, United Way of the Greenbrier Valley and Carnegie Hall WV. The Governance Committee of the Board nominated Ms. Rowe based upon her marketing and communications experience, prior bank board service and her statewide involvement. Ms. Rowe owns, directly or indirectly, 12,422 shares of City Holding Company common stock.

CLASS I DIRECTOR (Nominee for a term to expire in 2024)

Gregory A. Burton, 62, has served as a director since July 2021. Mr. Burton helped start BrickStreet Mutual Insurance, “BrickStreet”, in 2006 and served as its Chief Executive Officer until 2017. In April 2017, BrickStreet merged with Motorists Mutual (Ohio) to form what is now Encova Mutual Insurance Group, “Encova”. Mr. Burton retired as the Executive Chairman of the combined entity on December 31, 2021 and he continues to serve on the Board of Encova in a non-executive capacity. Mr. Burton’s resume includes work experience in city and state government, as well as the banking, financial and insurance industries. He currently serves on the boards of the West Virginia Chamber of Commerce, the University of Charleston (Vitality Committee), the West Virginia School of Osteopathic Medicine (Finance Chair), and the Board of Visitors for West Virginia State University. Mr. Burton also serves as Chair of the Encova Foundation, which supports education, healthcare and other worthwhile causes in communities throughout West Virginia. Mr. Burton owns, directly or indirectly, 284 shares of City Holding Company common stock.

CLASS III DIRECTOR (Nominee for a term to expire in 2023)

Javier A. Reyes, 47, has served as a director since August 2021. Mr. Reyes earned his bachelor’s degree in economics from the Instituto Tecnológico y de Estudios Superiores de Monterrey and his doctorate in economics from Texas A&M University. In August 2021, Mr. Reyes was named Provost and Vice Chancellor for Academic Affairs for the University of Illinois Chicago. From 2016 through July 2021, Mr. Reyes served as the Milan Puskar Dean of the John Chambers College of Business and Economics at West Virginia University. While at West Virginia University, he served as Vice President for Start-up West Virginia from November 2018 until July 2021. Mr. Reyes has experience in investment banking and has been a visiting scholar at several international institutions. He has served as grant reviewer for the National Science Foundation and as an invited academic scholar for the International Monetary Fund and the European Bank for Reconstruction and Development. He was a founding member of the inaugural TIAA National Hispanic Advisory Council and continues to serve in its newer form, the TIAA Diversity Advisory Council. He has also served in the national board of directors for the Association for Latino Professionals for America (ALPFA) and the national board of directors for the University Professional and Continuing Education Association. Mr. Reyes owns, directly or indirectly, 253 shares of City Holding Company common stock.

CLASS I DIRECTORS (Directors whose terms expire in 2024)

J. Thomas Jones, 72, has served as a director since 2013. Mr. Jones was the Chief Executive Officer of West Virginia United Health System located in Fairmont, WV, from 2003 until January 2014. Following his retirement, he served as the Consultant to the CEO of West Virginia United Health System until 2015. During his tenure at United Health System, he oversaw its expansion from two hospitals—Ruby Memorial in Morgantown and United Hospital Center in Clarksburg—to include hospitals in Martinsburg, Ranson and Parkersburg and become the largest health system in the state, employing over 10,000 people on six campuses. Mr. Jones was appointed to The Board of Governors of West Virginia University in 2014 where he currently serves as Chair. He has also been active in the state’s business community, and was inducted in 2012 into the West Virginia Business Hall of Fame. He has been chair of the Board of Directors of the West Virginia Chamber of Commerce, and has served on the boards of the American Hospital Association, the West Virginia Higher Education Policy Commission, Arch Coal, Premier Inc. and many other local, state, and national groups. In 2008, WV Executive magazine named Mr. Jones one of the 50 Most Influential Leaders in West Virginia. He was also recognized as an Outstanding Alumnae of the West Virginia University College of Business and Economics. The Governance Committee nominated Mr. Jones based upon his business experience running a large, complex organization as well as his extensive knowledge of the Morgantown and central WV markets. Mr. Jones owns, directly or indirectly, 4,854 shares of City Holding Company common stock.

James L. Rossi, 67, has served as a director since 2001. Mr. Rossi, a licensed CPA, received his Bachelor’s degree from West Virginia University. Mr. Rossi maintained his own public accounting firm, James Rossi, CPA from September 1978 to July 2008. From July 2008 until his retirement in May 2013, Mr. Rossi was the Chief Financial Officer of Valtronics, Inc. (which manufactures products for commercial and industrial clients). Mr. Rossi is also a member of Flesher, LLC, a limited liability real estate leasing and development company. Mr. Rossi also serves on the Board of Directors of Fruth Pharmacy, which operates retail pharmacies in WV, KY and OH and employs over 600 people. He also serves as the Finance & Audit Chair for Pleasant Valley Hospital board of directors and serves on the advisory boards of the Mason County Development Authority and the Mason County Homeless Shelter. The Governance Committee considers Mr. Rossi’s accounting background, and status as an accounting expert, a key reason why he has been nominated to City’s Board of Directors. Additionally, Mr. Rossi joined the Board of Directors of The Peoples National Bank (formerly known as The Peoples Bank of Point Pleasant) in 1997, the Board of Directors of City National Bank in 1999 and the City Holding Company Board of Directors in 2001. The Governance Committee nominated Mr. Rossi based on his long experience on bank boards, his deep roots in Mason County, WV, and his knowledge regarding that local economy and its leaders. Mr. Rossi owns, directly or indirectly, 18,591 shares of City Holding Company common stock.

Diane W. Strong-Treister, 65, has served as a director since 2018. Ms. Strong-Treister attended Rio Grande College and West Virginia State College.  She has worked with Manpower, an employment/staffing company, since January 1987 and has been the President and franchise owner since 1997. Ms. Strong-Treister is active in community affairs and serves on the Workforce Investment Board for the State of West Virginia, the Foundation Board of Mountwest Community & Technical College, and the Buckskin Council of the Boy Scouts. In addition, she also serves on the Charleston Roundtable Committee of the Federal Reserve Bank of Richmond, is the current Chair of the Association of Manpower Franchises Owners (AMFO) for North America, is on the Board of Directors of the Charleston Alliance, the West Virginia Manufacturer’s Education Fund, the Mountain State YPO Gold Executive Board, and the Board of Visitors for West Virginia State University. Ms. Strong-Treister is a registered and certified Women Business Enterprise National Council (WBENC) member, was recognized in 2014 as a recipient of the YWCA Women of Achievement and was honored as a member of West Virginia Executive’s Sharp Shooters Class of 2020. The Governance Committee of the Board nominated Ms. Strong-Treister based on her experience operating a successful business with multiple offices located throughout the states of West Virginia and Kentucky and as a major employer for businesses within the administrative, industrial, professional and healthcare divisions.  Ms. Strong-Treister owns, directly or indirectly, 3,500 shares of City Holding Company common stock.

CLASS III DIRECTORS (Directors whose terms expire in 2023)

Thomas L. Burnette, 72, has served as a director since 2018, joining the Board in connection with the Company’s acquisition of Poage Bankshares, Inc.  Mr. Burnette has been the President and owner of Ashland Office Supply, Inc., an office supply retailer in Ashland, Kentucky, since 1978.  He is a graduate of Morehead State University.  Mr. Burnette has served in a variety of capacities at civic and community organizations in Boyd County, including the Ashland Kiwanis Club, United Way of Boyd and Greenup Counties, King’s Daughters Health Foundation, the Ashland Planning Commission and the Kentucky Heart Institute. He also previously served as a director and the Chairman of the Board of Town Square Bank, a director of Bank of Ashland and a director on the Advisory Board of Fifth Third Bank. Currently, he serves as Chairman of the Ethics Committee for the City of Ashland, President of Community Hospice, the Executive Board of King’s Daughters Medical Center and the YMCA.  The Governance Committee of the Board nominated Mr. Burnette based upon his experience owning and operating a retail business, his strong knowledge of the Ashland, Kentucky and Boyd County, Kentucky markets and his prior experience serving on the board of a publicly-traded bank.   Mr. Burnette owns, directly or indirectly, 31,800 shares of City Holding Company common stock.

Robert D. Fisher, 69, has served as a director since 1994. Mr. Fisher received a Bachelor’s degree (finance) from West Virginia University and a Doctor of Jurisprudence degree (law) from West Virginia University College of Law. He is a practicing attorney and the managing member of Adams, Fisher & Chappell, PLLC in Ripley, WV. Mr. Fisher is active and well known in the legal community in West Virginia, having served as President of the West Virginia State Bar from 2006 to 2007. Mr. Fisher joined the Board of Bank of Ripley in 1987 and, subsequent to its merger with City Holding Company, the City Holding Company Board in 1994. He lives in Jackson County, WV and is very active in community affairs, providing him with a deep knowledge of the community and its leaders. He currently serves as Chairman of the Board of Jackson General Hospital and is on the Executive Council of the West Virginia Bar Association. In 2017, Mr. Fisher was awarded the prestigious North Star Award from the Boy Scouts of America in recognition of his significant contributions to scouting. In addition, in 2019, Mr. Fisher was recognized as a Fellow of the American Bar Foundation, a distinction limited to one percent of lawyers licensed to practice in each jurisdiction, and, in 2021, was the recipient of West Virginia Executive’s “Lawyers and Leaders” Award. The Governance Committee of the Board nominated Mr. Fisher based upon his legal expertise, his community experience and his prior board service. Mr. Fisher owns, directly or indirectly, 39,244 shares of City Holding Company common stock.

Charles R. Hageboeck, 59, has served as a director since 2005. Mr. Hageboeck received a Ph.D. in Economics from Indiana University in 1991. He has spent most of his career in banking. He now serves as City’s Chief Executive Officer and President. Mr. Hageboeck was formerly with Indiana National Bank, NBD Bank, N.A., and Peoples Bank of Indianapolis. Mr. Hageboeck is a past Chairman of the West Virginia Banker’s Association and currently serves on the Boards of the West Virginia Chamber of Commerce, the West Virginia Bankers Association and the Buckskin Council of the Boy Scouts. In 2012, Mr. Hageboeck was recognized as a recipient of the State Journal’s prestigious “Who’s Who in West Virginia Business” award and, in 2018, Mr. Hageboeck was named as “Community Banker of the Year” by American Banker. Mr. Hageboeck was elected to City’s Board upon becoming CEO in 2005, and is the only management director on the Board. The Governance Committee of the Board nominated Mr. Hageboeck by virtue of his role as City’s Chief Executive Officer and due to his strong experience as an officer at both smaller and larger banking institutions. Mr. Hageboeck owns, directly or indirectly, 55,126 shares of City Holding Company common stock.

ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

Board of Directors

    The Company is managed under the direction of the Board of Directors, which has adopted Codes of Business Conduct and Ethics and charters for the Governance and Nominating Committee, Compensation Committee and the Audit Committee that set forth certain corporate governance practices. These documents are available on the Company’s Internet website at http://www.bankatcity.com under the Corporate Governance link located at the bottom of the page.

Board Leadership Structure and Oversight of Risk

The Company’s CEO does not serve as the Chairman of the Board. During 2021, the Chairman of the Board was C. Dallas Kayser, who presides at all meetings of the Board and meetings of the independent directors.  The decision to separate the roles of CEO and Chairman reflects internal control considerations and allows the Chairman to maintain an independent role in the oversight of management. The Chairman of the Board also chairs the Executive Committee, which is comprised of the chairmen of the other standing committees and the Company’'s CEO. The Board’s involvement in risk management includes: monthly reports and presentations by the Company’s Chief Credit Officer on credit trends, past-due loans, non-accruing loans, and classified loans; monthly reports and presentations by the Company’s Executive Vice President (“EVP”) of Commercial Banking on lending activity within the prior month; reports on Information Security presented by the Company’'s Chief Information Officer and the Information Security Officer monthly and in greater depth at least annually; monthly reports on liquidity and transactions within the Company’s investment portfolio; monthly reports on capital; quarterly reports on interest rate risk and enterprise risk management; oversight of the internal audit function, regulatory compliance and loan review by the Audit Committee; annual reports to the Board of Directors from the Company’s primary regulators; oversight of significant legal risks presented by the Company’s Senior Vice President & General Counsel; oversight of governance issues by the Governance Committee; and through other reports from management on additional areas of risk as they are identified or requested.

Security Standards and Security Risk Insurance

The Company conducts various independent tests on an annual basis to assess internal controls for information technology. This testing, performed by a third party, includes internal and external penetration testing, internal controls tests, and social engineering tests. These tests help us to gauge our compliance with information security standards and regulatory requirements. The Company also performs various internal self-assessments for information security risks, cybersecurity risks, and technology risks.

Additionally, all employees are required to take annual information security training via our online training program. Our information security team proactively and regularly provides simulated phish testing with training, and employees are educated via Security eAlerts and other communications sent periodically throughout the year as well as more regular formalized training for various groups and committees.

The Company also maintains insurance coverage for claims arising from unauthorized access to data, failure to provide notification of a data breach where required by law, failure to destroy confidential information, failure to comply with a privacy policy, wrongful collection of private or confidential information, failure to prevent a security breach that results in the inability of authorized users to gain system access, the participation in a DDoS attack, or the transmission of malware.

Environmental Social and Governance (ESG)

The Company believes that earning the trust of customers, shareholders, and other stakeholders is a foundation of the Company’s success. Inherent in the trust and confidence our various stakeholders place in the Company is a requirement that the Company’s Board of Directors and management team be cognizant of the Company’s role as a corporate citizen, and the need for the Company to play that role responsibly. That is why the Board and management work to integrate environmental, social, and governance (“ESG”) considerations into the Company’s business.

The Company views ESG, especially the environmental and social aspects of ESG, to be local in nature, and therefore we focus our corporate citizenship efforts primarily in the communities we serve. Some of these local efforts include:

•Encouraging and supporting employees in local volunteer efforts;
•Providing start up and growth capital through loans to local innovators and entrepreneurs;
•Promoting affordable housing projects;
•Investing in economic and community development projects;
•Supporting chambers of commerce, business accelerators and other organizations, including those focused on minority and women-owned businesses;
•Donating to aid organizations that support those in need across our footprint’ and
•Utilizing sustainable elements and processes when remodeling/renovating branch locations and other offices.

In the coming year, the Company expects to reaffirm its role as a responsible corporate citizen by continuing to incorporate ESG considerations in various aspects of its business.

Management Succession Planning and Development

Succession planning and talent development are important at all levels within our organization. The board oversees management’s succession plan for key positions at the senior officer level, and most importantly for the Chief Executive Officer position. The board annually reviews succession plans for senior management and the CEO, including both a long-term succession plan and an emergency succession plan. The board’s succession planning activities are ongoing and strategic, and may be supported by independent third-party consultants. In addition, the CEO annually provides his assessment to the board of senior leaders and their potential to succeed at key senior management positions.

Independence of Directors

Nasdaq rules require that a majority of the directors of Nasdaq-listed companies be “independent.” An “independent director” generally means a person other than an officer or employee of the listed company or its subsidiaries, or any other individual having a relationship, which, in the opinion of the listed company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Certain categories of persons are deemed not to be independent under the Nasdaq rules, such as persons employed by the listed company within the last three years, and persons who have received (or whose immediate family members have received) payments exceeding a specified amount from the listed company within the last three years, excluding payments that are not of a disqualifying nature (such as compensation for board service, payments arising solely from investments in the listed company’s securities, and benefits under a tax-qualified retirement plan). Nasdaq rules impose somewhat more stringent independence requirements on persons who serve as members of the audit committee and the compensation committee of a listed company.

On an annual basis, the Independent Directors of the Board of Directors evaluates and assesses directors’ independence. In doing so, they evaluate, among other factors, any transactions, relationships, and arrangements that could prohibit a finding of director independence, or that could impair the independence of the director. Of the thirteen persons serving on our Board of Directors as of the date of this Proxy, we believe eleven are independent. We believe that Messrs. Burton, Fairchilds, File, Fisher, Hylton, Jones, Kayser, Reyes, Rossi and Mmes. Rowe and Strong-Treister are “independent” for purposes of Nasdaq rules. Mr. Hageboeck is not considered independent because he is an officer of City Holding Company. In addition, because of payments made to a business interest of Mr. Burnette, we have determined that, for purposes of Nasdaq rules, he is no longer independent. The transactions in question are described in additional detail below in “Certain Transactions Involving Directors and Executive Officers”.

The Board of Directors has determined that no current member of the Governance, Audit or Compensation Committees has any material relationship with the Company (either directly or indirectly as a partner, shareholder, or officer of an organization that has a relationship with the Company), and that all members of these committees meet the criteria for independence under the Nasdaq listing standards as of the date of this Proxy.

Meetings of Independent Directors

    Independent members of the Board of Directors generally meet in executive sessions without management either immediately preceding or immediately following every regularly scheduled Board meeting. Other sessions may be called by the Chairman in his or her own discretion or at the request of the independent members of the Board. The independent directors met ten times in 2021. Mr. Kayser, the independent Chairman, led both the regular meetings of the Company’s directors as well as the executive sessions of independent directors during 2021.

Shareholders and other interested persons may contact the Chairman of the Board or the independent members of the Board of Directors as a group through the method described in “Communications with the Board of Directors” below.

Attendance at Annual Meeting

    Although there is no formal written policy, the Company expects all directors to attend the Annual Meeting of Shareholders each year and historically more than a majority have done so. All directors attended the virtual Annual Meeting of Shareholders held on April 28, 2021.

Communications with the Board of Directors

    The Board of Directors has unanimously approved a process for shareholders to send communications to the Board of Directors and individual directors. Shareholders and other interested persons may communicate with the full Board of Directors, a specified committee of the Board, the independent directors or a specified individual member of the Board in writing by mail c/o City Holding Company, 25 Gatewater Road, P. O. Box 7520, Charleston, WV 25356-0520, Attention: Victoria A. Faw, Corporate Secretary. All communications will be forwarded to the Board of Directors, the specified committee of the Board or the specified individual director, as appropriate. The Company screens all mail for security purposes.

Availability of Codes of Business Conduct and Ethics and Committee Charters

    In December 2009, the Company adopted a Code of Business Conduct and Ethics which applies to all employees (including its chief executive officer and chief financial officer). Members of the Board of Directors are governed by a separate Code of Business Conduct and Ethics approved in January 2004. All members of the Board of Directors attest annually to their continued compliance with the Code of Business Conduct and Ethics. Both of the Codes of Business Conduct and Ethics and the charters of the Audit Committee, Compensation Committee, and Governance and Nominating Committee are available on the Company’s Internet website at http://www.bankatcity.com under the Corporate Governance link located at the bottom of the page. The Company intends to disclose any changes in or waivers from its Codes of Business Conduct and Ethics by posting such information on its website or by filing a Form 8-K.

Committees of the Board of Directors and Meeting Attendance

    The full Board of Directors met, either in person or by teleconference, eleven times during the fiscal year ended December 31, 2021. All of the members of the Board of Directors of the Company attended at least 75% of both the aggregate meetings of the Board of Directors and all committees on which such director served during 2021.

Membership on Certain Board Committees

    The Board of Directors of City Holding Company has established an Audit Committee, Executive Committee, Nominating and Governance Committee, Compensation Committee, and Trust Committee. The following table sets forth the membership of such committees and the independence of each director as of the date of this proxy statement.

Director	Executive Committee	Audit Committee	Governance and Nominating Committee	Compensation Committee	Trust Committee	Independent (1)

Thomas L. Burnette
Gregory A. Burton (2)						X
Charles W. Fairchilds				X		X
William H. File III			X	Chairman	X	X
Robert D. Fisher		X	Chairman			X
Charles R. Hageboeck	X
Tracy W. Hylton II		X			X	X
J. Thomas Jones			X	X		X
C. Dallas Kayser	Chairman					X
Javier A. Reyes (2)						X
James L. Rossi (3)	X	Chairman				X
Sharon H. Rowe		X	X			X
Diane W. Strong-Treister		X	X			X

Number of Meetings Held in 2021	1	6	6	2	3	11

(1)    Director meets the independence requirements as defined in the listing standards of Nasdaq and SEC regulations.
(2)    Messrs. Burton and Reyes were appointed to the Board of Directors in July 2021 and August 2021, respectively, and have not yet been assigned to a Board committee.
(3)    Mr. Rossi, in addition to being the committee chairman, is the Audit Committee’s “audit committee financial expert”.

    Executive Committee

For the fiscal year ended December 31, 2021, the Executive Committee consisted of Messrs. File, Fisher, Hageboeck, Kayser (Chairman) and Rossi. Subject to limitations imposed by the West Virginia Business Corporation Act, the Executive Committee has the power to act between meetings of the Board on virtually all matters that the Board could act upon, but generally as a matter of practice reserves its function for special or emergency purposes. The Executive Committee met one time during the fiscal year ended December 31, 2021.

Compensation Committee

During 2021, the Compensation Committee was comprised of Messrs. File (Chairman), Fairchilds, and Jones. The Board of Directors has determined that each of the current members of the Compensation Committee, including the chairman of the committee, is “independent” within the meaning of the general independence standards of the listing standards of Nasdaq. For a description of the function of the Compensation Committee, see the “Board Compensation Committee Report on Executive Compensation”. The Compensation Committee met two times during the fiscal year ended December 31, 2021.

Audit Committee

In 2021, the Audit Committee included Messrs. Rossi (Chairman), Fisher, Hylton and Mmes. Rowe and Strong-Treister, none of whom is employed by the Company. The Board of Directors determined that each of the members of the Audit Committee was “independent” within the meaning of the enhanced independence standards for audit committee members in the Securities Exchange Act and rules thereunder, and as incorporated into Nasdaq listing standards during 2021.

The Board of Directors also determined that James L. Rossi, Chairman of the Audit Committee, is an “audit committee financial expert” within the meaning of the rules promulgated by the SEC pursuant to the Sarbanes-Oxley Act of 2002 and is “independent” within the meaning of the enhanced independence standards for audit committee members in the Nasdaq listing standards.

The Audit Committee held six meetings during fiscal year 2021. The Audit Committee selects the Company’s independent registered public accounting firm (subject to advisory shareholder ratification), considers the scope of the audit, reviews the activities and recommendations made by the Company’s internal auditors, and considers comments made by the independent registered public accounting firm with respect to the Company’s internal control structure.

Governance and Nominating Committee

During 2021, the Governance and Nominating Committee (“Governance Committee”) consisted of Messrs. Fisher (Chairman), File, Jones and Mmes. Rowe and Strong-Treister. The Board of Directors has determined that each of the current members of the Governance Committee is “independent” within the meaning of the general independence standards of the listing standards of Nasdaq. For a description of the function of the Governance Committee, see the “Governance and Nominating Committee Report”. The Governance Committee met six times during fiscal year 2021.

Director Candidate Recommendations and Nominations by Shareholders. The Governance Committee Charter provides that the Governance Committee will consider director candidate recommendations by shareholders. Any shareholder entitled to vote for the election of directors may (1) recommend candidates for election to the Board of Directors or (2) nominate persons for election to the Board of Directors if such shareholder complies with the procedures set forth in the Company’s Amended and Restated Bylaws, which are summarized in “Shareholder Proposals and Nominations”.

Governance and Nominating Committee Process for Identifying and Evaluating Director Candidates. For a description of the Governance Committee’s process for identifying and evaluating candidates for election to the Board of Directors, see the “Governance and Nominating Committee Report”. The Governance Committee did not receive any recommendations from shareholders in connection with the 2022 Annual Meeting.

Trust Committee

During 2021, Board representatives on the Trust Committee consisted of Messrs. File and Hylton. The Trust Committee met three times during fiscal year 2021. The Trust Committee exercises general oversight of the trust activities of the Company’s lead subsidiary, City National Bank.

Compensation of Directors

    For 2021, non-employee directors of the Company received an annual retainer of $22,000 plus $1,000 for each Board meeting and $750 for each committee meeting attended. In addition, Messrs. File, Fisher, Kayser and Rossi received committee chair and Chairman fees of $5,000, $5,000, $25,000 and $10,000, respectively. Expenses associated with attending meetings, such as travel costs and meals, are considered integrally and directly related to the performance of their duties as directors, are not considered to be personal benefits or perquisites and are not separately disclosed. For further discussion as to compensation philosophy, please see the “Compensation Discussion and Analysis“.

    On January 27, 2021, the Board awarded the equivalent of $30,000 of Company Common Stock or 422 shares, par value $2.50, to each non-employee director of the Company as of the date of grant and pro-rated based upon their months of service during the prior year. The market price of Company Common Stock on the date of grant, January 27, 2021, was $71.06 per share.

    Bank of Raleigh Directors Deferred Compensation Plan

    Between 1987 and 1998, ten directors of the former Bank of Raleigh deferred all or part of their director fees in exchange for compensation that was deferred until their 70th birthdays. The Bank of Raleigh was part of Horizon Bancorp, Inc., which merged with the Company on December 31, 1998. The shareholders of both corporations ratified that merger and the benefits due under the Bank of Raleigh Directors Deferred Compensation Plan when they approved the merger in 1998. Directors File and Hylton were directors of the former Bank of Raleigh, and are covered by the plan. Under the terms of the plan, directors were given the opportunity to defer all or a portion of their directors’ fees for their service to the Bank of Raleigh beginning in 1987 through 1998. As a result of such deferrals, these directors (or their survivors) are entitled to payments for a period of 15 years upon reaching retirement age, as defined by the plan, or death. The methodology for calculating future benefits for these directors was established at the time that the deferrals were made, and is unaffected by their current service on the Board of the Company. The Company accrued the present value of these obligations on its Consolidated Balance Sheet. Their deferred benefits under the plan are as follows:

	Monthly Pension Benefit	Pension Start Date	Present Value of Benefit @ 12/31/21	Expense Recognized In 2021 In Regard to Benefits

William H. File III	$6,631	7/1/2017	$621,889	$38,270
Tracy W. Hylton II	$4,790	9/1/2018	$483,824	$29,655

Board Diversity

In August 2021, the SEC approved a Nasdaq Stock Market proposal to adopt new listing rules relating to board diversity and disclosure. As approved by the SEC, the new Nasdaq listing rules require all Nasdaq listed companies to disclose consistent, transparent diversity statistics regarding their boards of directors. The rules also require most Nasdaq listed companies to have, or explain why they do not have, at least two diverse directors, including one who self-identifies as female and one who self-identifies as either an under-represented minority or LGBTQ+. Accordingly, the Company has surveyed its directors and concluded that it would be in compliance with Nasdaq’s diversity requirement. The Board Diversity Matrix below presents the Board’s diversity statistics in the format prescribed by the Nasdaq rules.

BOARD DIVERSITY MATRIX

	Female	Male

Total Number of Directors	13
Part I: Gender Identity
Directors	2	11
Part II: Demographic Background
Hispanic or Latinx	0	1
White	2	10

2021 DIRECTOR COMPENSATION

2021 DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	Total ($)

Thomas L. Burnette	33,000	29,987	-	62,987
Gregory A. Burton (1)	16,500	-	-	16,500
Charles W. Fairchilds	34,500	29,987	-	64,487
William H. File III	44,250	29,987	38,270	112,507
Robert D. Fisher	45,000	29,987	-	74,987
Charles R. Hageboeck (2)	-	-	-	-
Tracy W. Hylton II	37,500	29,987	29,655	97,142
J. Thomas Jones	36,750	29,987	-	66,737
C. Dallas Kayser	58,750	29,987	-	88,737
Javier A. Reyes (1)	13,750	-		13,750
James L. Rossi	47,500	29,987	-	77,487
Sharon H. Rowe	41,250	29,987	-	71,237
Diane W. Strong-Treister	38,000	29,987	-	67,987

(1)    Messrs. Burton and Reyes were appointed to the Board of Directors in July 2021 and August 2021, respectively.
(2)    Mr. Hageboeck, President and CEO of the Company, does not receive fees for director or committee service or for meeting attendance.

REPORT OF THE AUDIT COMMITTEE

    The Audit Committee of the Board of Directors (the “Audit Committee”) is comprised of five independent directors and operates under a written charter adopted by the Board of Directors. The Audit Committee selects the Company’s independent registered public accounting firm, subject to advisory shareholder ratification. Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and for performing an audit of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. In this context, the Audit Committee has met and held discussions with management and Crowe LLP (“Crowe”), the Company’s independent registered public accounting firm.

    Management represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and Crowe.

    The Audit Committee has discussed with Crowe the matters required to be discussed by the statement on Auditing Standards No. 1301 as adopted by the Public Company Accounting Oversight Board.

    The Audit Committee has also received the written disclosures and the letter from Crowe regarding that firm’s communication with the Audit Committee concerning independence as required by applicable requirements of the Public Company Accounting Oversight Board, and has discussed with Crowe that firm’s independence from the Company. The Audit Committee has also considered whether the provision of non-audit related services by Crowe is compatible with maintaining Crowe’s independence and determined that Crowe’s independence has not been impaired.

    Based upon the Audit Committee’s discussions with management and Crowe and the Audit Committee’s review of the representations of management and the report of Crowe to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission.

Respectfully submitted,

James L. Rossi, Chairman
Robert D. Fisher
Tracy W. Hylton II
Sharon H. Rowe
Diane W. Strong-Treister

February 22, 2022

    This report shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless the Company specifically incorporates this report by reference. It will not be otherwise filed under such Acts.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal 2)

    Our Board has ratified the decision of the Audit Committee to engage Crowe LLP (“Crowe”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Crowe has served as the Company’s independent registered public accounting firm since 2019. Although we are not required to do so, it has been our practice to seek shareholder ratification of this appointment as a matter of good corporate governance. Representatives of Crowe will be present at the Annual Meeting to make a statement, if they desire to do so, and to respond to appropriate questions.

    If the shareholders fail to ratify the selection, the Board may reconsider whether or not to retain Crowe and reserves the discretion to retain Crowe as our independent registered public accounting firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Board determines that such change would be in the best interests of the Company and its shareholders.

    The Audit Committee and the Board of Directors unanimously recommend the shareholders vote “FOR”
such ratification on an advisory basis.

Principal Accounting Fees and Services

During the fiscal years ended December 31, 2021 and 2020, the Company engaged Crowe as its independent registered public accounting firm principally to perform the annual audit of its consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting, and to render other allowable services. The following table lists fees paid to Crowe for services rendered in fiscal years 2021 and 2020:

	2021	2020
Audit Fees (1)	$582,000	$633,188
Audit-Related Fees (2)	8,560	8,000
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$590,560	$641,188

(1)Audit Fees include fees associated with the annual audit of the Company’s consolidated financial statements, included in its Annual Report on Form 10-K filed with the SEC, the audit of the effectiveness of the Company’s internal control over financial reporting, reviews of the Company’s quarterly reports on Form 10-Q filed with the SEC as well as the issuance of consents in filings with the SEC.
(2)Audit-Related Fees include fees billed for database software setup and license in fiscal years 2021 and 2020.

Pre-Approval Policies and Procedures

The Audit Committee Charter requires that the Audit Committee pre-approve all audit and non-audit services to be provided to the Company by the independent registered public accounting firm, provided, however, that the Audit Committee may specifically authorize its chairman to pre-approve the provision of any non-audit service to the Company. All of the services described above which Crowe provided and for which they billed the Company, were pre-approved by the Company’s Audit Committee. For the fiscal year ended December 31, 2021, the Company’s Audit Committee did not waive the pre-approval requirement of any non-audit services provided to the Company by Crowe.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The directors constituting the Compensation Committee in 2021 were Messrs. File (Chairman), Fairchilds and Jones. None of the individuals who served as a member of the Compensation Committee during calendar year 2021 were at any time officers or employees of the Company or any of its subsidiaries or had any relationship with the Company requiring disclosure under SEC regulations.

EXECUTIVE OFFICERS OF CITY HOLDING COMPANY

    The following table sets forth the name of each “named executive officer,” as that term is defined by the SEC rules, and the principal positions and offices held with the Company as of December 31, 2021. Each of these officers has served as an executive officer of the Company for at least five years. Officers’ ages are shown as of the date of the Annual Meeting, April 12, 2022.

Name	Age	Business Experience
Charles R. Hageboeck	58	President and Chief Executive Officer, City Holding Company and City National Bank since February 2005.
John A. DeRito	71	Executive Vice President of Commercial Banking, City Holding Company and City National Bank since June 2004.
David L. Bumgarner	56	Executive Vice President and Chief Financial Officer, City Holding Company and City National Bank since April 2019. Senior Vice President and Chief Financial Officer, City Holding Company and City National Bank from February 2005 - March 2019.

Michael T. Quinlan, Jr.	53	Executive Vice President of Retail Banking, City Holding Company and City National Bank since January 2021. Senior Vice President of Retail Banking of City National Bank of West Virginia since 2001.
Jeffrey D. Legge	57	Executive Vice President, Chief Administrative Officer and Chief Information Officer, City Holding Company and City National Bank since October 2019. Senior Vice President, City Holding Company and City National Bank from December 2005 - September 2019.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following discussion provides an overview and analysis of the Compensation Committee’s philosophy and objectives in designing the Company’s compensation programs as well as the compensation determinations relating to the President and Chief Executive Officer, Chief Financial Officer, EVP of Commercial Banking, EVP of Retail Banking, and the Chief Administrative Officer/Chief Information Officer, who are collectively referred to as the “named executive officers” or “executives.”

This discussion should be read together with the compensation tables for our named executive officers, which can be found following this discussion.

Executive Summary

Financial and Strategic Highlights

City Holding Company completed another successful year in 2021 in regards to financial performance. Financial highlights include:

•Net income of $88.1 million
•Return on Average Assets (“ROAA”) of 1.49%
•Return on Average Tangible Common Equity (“ROATCE”) of 15.3%
•Efficiency ratio of 51.6%
•Net interest margin of 2.89%

Key Compensation Outcomes

Compensation outcomes for 2021 reflected the Company’s solid performance, which was in line with peer averages during the year, and subsequently included cash and equity awards that generally approximated targeted performance levels as determined under the Company’s executive incentive plans.

•Salaries: Salaries were set in 2021 based in part upon recommendations from an independent outside compensation consultant, McLagan (“McLagan”), a business unit of Aon plc.

•Cash Incentives: The Company performed slightly above targeted performance levels in 2021. Annual cash incentives are based on the Company’s relative performance on Return on Average Tangible Common Equity (ROATCE) as compared to the Company's peer group. The Company’s relative ROATCE for 2021 was 15.3% and placed it in the 59th percentile of the Company’s peer group for 2021. As a result, executives received cash incentives slightly below or slightly above the targeted payout levels. Awards to executives were 93%-105%% of targeted payout levels.

•Long-Term Incentives: The Company granted Restricted Stock Units (“RSUs”) and Performance Stock Units (“PSUs”) in 2021. Targeted levels of PSUs were tied to base salary, but actual grants will be determined based upon Company performance during 2021-2023.

•The Company did not make special grants to executives in the most recent fiscal year.

Say-on-Pay Vote

The Compensation Committee evaluates the Company’s executive compensation programs in light of market conditions, shareholder views, and governance considerations, and makes changes as appropriate. As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is required to permit a separate non-binding advisory shareholder vote to approve the compensation of its executives. In 2017, the Company’s shareholders voted to hold this advisory “say-on-pay” vote every year. The shareholders will again vote on the frequency of say-on-pay votes at the 2023 Annual Meeting.

At the 2021 annual shareholders meeting, shareholders overwhelmingly approved the compensation of the executives, with 99.9% of shareholder votes cast in favor of the advisory say-on-pay proposal. The Company considered the number of votes cast in favor of the 2021 say-on-pay proposal to be a positive endorsement of its current pay practices and believes the vote result is evidence that its compensation policies and decisions have been in the best interests of shareholders. The Company will continue to monitor the level of support for each say-on-pay proposal in the future, including the results of Proposal 3 of the 2022 Annual Meeting described herein, and will consider this alongside other factors as it makes future executive compensation decisions.

Executive Compensation Philosophy

The Compensation Committee believes that its principal responsibility is to ensure that the Company’s compensation practices allow it to keep qualified management and to focus management on achieving business and financial objectives intended to increase shareholder returns and drive sustained value creation without promoting excessive risk taking.

The Compensation Committee believes that overall compensation should reflect compensation levels of comparable executives at peer institutions while also taking into account individual responsibilities and contributions to the Company’s overall performance as measured by profitability, the market price of the Company’s stock, and progress made toward achieving long-term strategic objectives.

    In line with its pay-for-performance philosophy, the Compensation Committee believes that executives whose companies have performed well should be better compensated than executives whose companies have performed poorly. As such, the Company has generally targeted base salaries near the peer group median, provided strong cash incentive opportunities when the Company performs well, and granted stock compensation that rewards management for long-term success. The Company has not emphasized tenure-based compensation such as defined benefit pension plans and SERPs. The Company’s Board considers such forms of compensation to be misaligned with shareholder interests because it believes these forms of compensation generally reward tenure instead of performance. In short, the executives are accountable for the performance of the Company and the Board has designed the compensation program to reflect this.

Role of the Compensation Committee

    The Compensation Committee is responsible for the design, implementation and administration of the compensation programs for executive officers and directors of the Company. The Compensation Committee completed the following actions relative to 2021 executive compensation:

•Reviewed and approved stock ownership requirements of named executive officers and directors, first effective in 2012
•Hired an independent compensation consultant to assist in a review of executive compensation, and with their assistance:

◦Reviewed and approved the compensation peer group
◦Reviewed base salaries for the named executive officers
◦Reviewed and re-approved the Company’s compensation philosophy
◦Reviewed and approved the 2021 cash incentive plan
◦Reviewed and approved equity awards to named executive officers
◦Reviewed and approved cash incentive payments for named executive officers

Role and Relationship of the Compensation Consultant

As permitted by the Compensation Committee Charter, the Compensation Committee engaged an independent outside compensation consultant, McLagan, in 2021, to provide independent executive compensation advice and market compensation information. During 2021, McLagan assisted the Compensation Committee with the following initiatives:

•Reviewed and updated a peer group of institutions for compensation benchmarking
•Advised the Compensation Committee on changes in industry compensation practices and provided insight on emerging regulations
•Provided recommendations to the Compensation Committee regarding salaries and the appropriate level of cash incentives and equity awards
•Compiled information relating to board of director compensation from peer banks

    The Compensation Committee evaluated McLagan’s analysis and recommendations alongside other factors when making compensation decisions affecting the Company’s 2021 executive compensation program and when submitting its own recommendations to the Board on these matters.

Pursuant to the terms of its retention, McLagan reported directly to the Compensation Committee, which retains sole authority to select, retain, terminate, and approve the fees and other retention terms of its relationship with McLagan. McLagan did not provide any services outside those related to executive compensation and the Compensation Committee approved all projects completed by McLagan.

In February 2022, the Compensation Committee reviewed its relationship with McLagan and considered McLagan’s independence in light of all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act and under the applicable Nasdaq listing rules. The Compensation Committee received a report from McLagan addressing its independence, including the following factors: (1) additional services provided to the Company by McLagan; (2) fees paid by the Company as a percentage of McLagan’'s total revenue; (3) policies or procedures maintained by McLagan that are designed to prevent a conflict of interest; (4) any business or personal relationships between the senior advisors and a member of the Compensation Committee; (5) any Company stock owned by the senior advisors; and (6) any business or personal relationships between the executives and the senior advisors. The Compensation Committee discussed these considerations and concluded that the work performed by McLagan and McLagan’s senior advisors involved in the engagements did not raise any conflict of interest.

Role of Management

The CEO assists the Compensation Committee in recommending agenda items for its meetings and by gathering and producing information for these meetings. As requested by the Compensation Committee, the CEO participates in Compensation Committee meetings to discuss executive compensation, evaluate the performance of both the Company and individual executives, and provide pertinent financial, legal, or operational information. The CEO provides his insights and suggestions regarding compensation, but only Compensation Committee members, in executive session without the CEO or any other members of management present, vote on executive compensation decisions and other Company compensation matters under their purview for recommendation to the Board of Directors.

In 2021, the CEO made recommendations to the Compensation Committee regarding base salaries, incentive goals, and equity awards for executives other than himself. The Compensation Committee retained discretion to approve or modify recommendations prior to approval or, in the case of equity awards, prior to presentation before the Board of Directors for approval. The Compensation Committee discussed the CEO’s recommendations with him, but made final deliberations in executive session, without the CEO or any other members of management present.

Balancing Profitability and Risk

The Compensation Committee is responsible for establishing incentive plans for executive officers that achieve an appropriate balance between Company results and risk. The Compensation Committee recognizes that the business of banking inherently requires that the Company take on certain risks—in its lending activities, its depository activities, its investing activities, as well as many other facets of the traditional banking business. For instance, every loan made represents the extension of “risk” in exchange for a return in the form of interest paid by the customer to the bank. However, the Company recognizes that if incentive compensation is tied disproportionately to short-term performance metrics, or if proper controls and balances are not in place, there is some possibility that executives might be induced to take on excessive risk in pursuit of short-term gains, which would result in an undesirable risk-return balance.

To help ensure that incentive plans appropriately balance profitability and risk, the Compensation Committee has undertaken a comprehensive review of the Company’s various incentive plans in accordance with the final joint guidance issued by banking regulators regarding compensation risk. In support of its risk management goal, the Compensation Committee noted that the Company has established a compensation philosophy that balances short-term incentives paid for achieving strong short-term results with long-term stock incentives whose value would be negatively impacted by loan losses in the long-run.

Upon due consideration of these items, the Compensation Committee believes that the Company’s incentive plans are designed in such a way as to encourage executives to take only prudent levels of risk in the pursuit of strong performance on behalf of shareholders. Furthermore, it believes that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on its business or operations.

Competitive Benchmarking and Peer Groups

The Compensation Committee believes that it is important to periodically review compensation in the context of the Company’s performance and the compensation offered by its peers in the market, which it considers to include companies of similar size, markets, and products. For fiscal year 2021, the Company reviewed its performance compared to two peer groups, as well as compensation of executives at peer banks.

•National Peer Group – The National Peer Group includes publicly traded banks with total assets between $3 and $8 billion (96 banks as of December 31, 2021). This group was used for performance comparisons and was not used to conduct a formal market analysis of compensation.

•Regional Peer Group – The Regional Peer Group is reviewed on an annual basis. For 2021, the peer group is comprised of 21 publicly-traded banks, and was based on the following criteria:
◦Asset size in the range of $3 billion - $13 billion
◦ROAA & ROATCE > 0%
◦At least 15% of revenue from non-interest income
◦Commercial loans < 90% of total loans
◦More than 30 branches
◦Headquartered in Illinois, Indiana, Kentucky, North Carolina, Ohio, Pennsylvania, Tennessee, West Virginia and New York (excluding New York City)
▪excludes companies in top 5 metro areas (MSAs)
▪excludes thrifts
▪excludes thinly traded companies

The banks included in the Company’s 2021 “Regional Peer Group” (including their home state and stock ticker symbol) are:

1st Source Corporation (IN, SRCE)	Arrow Financial Corporation (NY, AROW)
CNB Financial Corp. (PA, CCNE)	Community Trust Bancorp Inc. (KY, CTBI)
FB Financial Corporation (TN, FBK)	Financial Institutions, Inc. (NY, FISI)
First Bancorp (NC, FBNC)	First Commonwealth Financial Corporation (PA, FCF)
First Financial Corporation (IN, THFF)	First Mid-Illinois Bancshares, Inc. (IL, FMBH)
German American Bancorp, Inc. (IN, GABC)	Home Trust Bancshares Inc. (NC, HTBI)
Horizon Bancorp Inc. (IN, HBNC)	Midland States Bancorp Inc. (IL, MSBI)
Park National Corporation (OH, PRK)	Peoples Bancorp, Inc. (OH, PEBO)
Republic Bancorp, Inc. (KY, RBCAA)	S&T Bancorp, Inc. (PA, STBA)
Stock Yards Bancorp, Inc. (KY, SYBT)	Tompkins Financial Corp (NY, TMP)
Univest Corp. of Pennsylvania (PA, UVSP)

Performance Comparison to Market

Based upon two measures of profitability (ROAA and ROATCE), the Company was an above average performer in 2021 compared to both the National and Regional Peer Groups. The Company’s performance ranked above the median as shown in the table below.

Performance Measures - 2021	CHCO	National Peer Group (Median)	CHCO to National Peer Group (Percentile Rank)	Regional Peer Group (Median)	CHCO to Regional Peer Group (Percentile Rank)
Size
Total Assets	$6.0B	$5.4B	64%	$7.1B	41%
Net Income	$88.1M	$57.3M	83%	$88.1M	77%
Number of Branches	94	39	97%	74	86%
Profitability
ROAA	1.49%	1.29%	79%	1.31%	77%
ROATCE	15.3%	15.3%	49%	14.9%	59%

Discussion of Executive Compensation Components

The following table outlines the major elements of 2021 total compensation for our executives:

Compensation Element	Description and Purpose	Link to Performance	Fixed/ Performance Based	Short/Long-Term
Base Salary	Helps attract and retain executives through periodic payments of market-competitive base pay	Based on individual performance, experience, and scope of responsibility. Used to establish cash and equity incentive award opportunities.	Fixed	Short-Term
Cash Incentives	Encourages achievement of financial performance metrics that create near-term shareholder value	Quantitatively ties the executive’s compensation directly to factors that are judged important to the success of the Company and within each executive’s own sphere of influence.
Most executives share a common profitability goal tied to Return on Average Tangible Common Equity (ROATCE), while a portion of the incentive plan for the EVP of Commercial Banking is tied to commercial loan growth.
			Performance Based	Short-Term
Long-Term Incentive Awards	Aligns long-term interests of executives and shareholders while creating a retention incentive through multi-year vesting
Target grant values are based upon base salary. 40% of grants are RSUs and 60% are PSUs. RSUs have one, two and three year vesting—but also have a two year “holding period”. RSUs are settled in stock at the conclusion of the two year holding period. PSUs vest at the end of three years. Actual grants are based upon target grants modified by the Company’s relative performance on Return on Assets (ROA) during the three year period as well as by the Company’s relative Total Shareholder Return on the Company’s stock as compared to the peer group.
			Performance Based	Long-Term
Other Compensation	Dividends on restricted stock and health and welfare benefits on the same basis as other employees	Dividends on restricted stock further enhance the executive’s link to shareholders by ensuring they share in the distribution of income generated from ongoing financial performance.	Fixed & Performance Based	Short-Term & Long-Term

Base Salary

The Compensation Committee reviews executive salaries of its peers, but always bases determinations on the qualifications, experience and performance of the individual executives and value of the positions to the organization.

In 2021, the Compensation Committee reviewed the performance of individual executives within the scope of their own responsibilities in the Company. The CEO’s performance was evaluated based upon the performance of the Company as a whole. The Compensation Committee also reviewed the results of the market compensation study performed by McLagan and noted that the compensation for the executives was generally below the median of its peers.

After reviewing peer salary levels, recommendations from McLagan, and noting the performance of the Company and individual executives, the Compensation Committee recommended, and the Board approved, salaries as described below:

Name	Title	2019 Salary	2020 Salary	2021 Salary
Charles R. Hageboeck	President & CEO	$637,000	$649,740	$649,740
David L. Bumgarner	Chief Financial Officer	275,000	280,500	285,000
John A. DeRito	EVP, Commercial Banking	294,000	299,890	299,890
Michael T. Quinlan, Jr. (1)	EVP, Retail Banking	-	-	285,000
Jeffrey D. Legge	EVP, Operations/CIO	265,000	270,300	275,000
(1)    Mr. Quinlan became an executive officer of the Company effective January 1, 2021.

Cash Incentives

The Company’s cash incentive plan is designed to motivate executives to achieve the Company’s annual performance objectives by tying a portion of compensation directly to factors that will create both short-term and long-term value to the Company’s shareholders.

The Board has determined that Return on Average Tangible Common Equity (“ROATCE”) represented the best measure of the Company’s success on behalf of its shareholders and uses ROATCE as the primary performance goal in the cash incentive plan for most executives and one of two departmental performance goals for the EVP of Commercial Banking. Cash incentive payments are subject to capital and asset quality triggers to discourage excessive risk-taking and ensure the plan balances profitability with the Company’s safety and soundness as a financial institution.

The tables below show the 2021 performance results, goal weighting within the cash incentive plan, total cash incentive award opportunities, and payouts under the plan for 2021.

Name	Title	Goal Weighting
Charles R. Hageboeck	President & CEO	100% ROATCE
David L. Bumgarner	Chief Financial Officer	100% ROATCE
John A. DeRito	EVP Commercial Banking	50% ROATCE 50% Commercial Loan Growth
Michael T. Quinlan, Jr.	EVP Retail Banking	50% ROATCE 50% Retail Performance
Jeffrey D. Legge	SVP Operations/CIO	100% ROATCE

    The 2021 commercial loan growth target applicable to Mr. DeRito was 3.5%. During 2021, exclusive of the government-sponsored Paycheck Protection Plan (“PPP”) loans administered by the Small Business Administration (“SBA”), average commercial loans outstanding grew 2.0% and year-over-year commercial loan growth was 1.5%.

The 2021 retail performance plan applicable to Mr. Quinlan was based upon growing various consumer loan and deposit relationship categories. During 2021, growth in these categories was approximately 70% of Mr. Quinlan‘s targeted growth levels.

The table below shows the 2021 ROATCE performance result as calculated for purposes of the incentive plan.

2021 ROATCE – Reconciliation (in thousands)
Reported Income Before Income Taxes	$111,194
Income Taxes	23,114
Adjusted Net Income	$88,080
Average Equity	$695,021
Average Intangible Assets	117,899
Average Tangible Equity	$577,122
Return on Average Tangible Common Equity	15.3%

.

    Based upon this adjusted ROATCE as compared to the Company’s peer group, cash incentives based on 2021 performance were calculated as follows:

	Cash Incentive Award Opportunity as % of Salary			Actual 2021 Award
Name	Threshold	Target	Maximum	(% of salary)	($)
Charles R. Hageboeck	0%	60%	120%	63%	407,582
David L. Bumgarner	0%	35%	70%	37%	104,289
John A. DeRito	0%	45%	90%	42%	125,837
Michael T. Quinlan, Jr.	0%	35%	70%	35%	99,294
Jeffrey D. Legge	0%	35%	70%	37%	100,630

Long-Term Incentives

    The Company believes in structuring its compensation plans to reflect an appropriate balance between short-term incentive compensation that rewards management for maintaining strong current financial performance and long-term compensation that rewards management for increases in the long-term underlying value of the Company. The Company also recognizes the importance of maintaining a stable and qualified executive management team to the long-term success of the institution. To support these objectives, the Company provides the executives with the opportunity to receive equity-based awards in the form of both stock options and restricted stock. The table below outlines the characteristics of the Company’s long-term incentives, which are granted under the City Holding Company 2013 Incentive Plan. The company did make any special equity-based awards or grants to any executive in 2021 not provided for in the Company's 2013 Incentive Plan..

Stock Options
Options derive their value through price appreciation only and therefore, motivate executives to increase stock price. The City Holding Company 2013 Incentive Plan is silent on what would happen if options reach their expiration date and are “underwater”; however, the Board has voted that the Company would not buy out underwater options.

Restricted Stock
Restricted stock rewards executives for long-term stock price increases and preserves alignment with shareholders throughout all stock price performance conditions—both above and below the price on the date of grant.
The Company provides dividends on restricted stock to allow executives to share in the distribution of income generated from the Company’s ongoing financial performance and further align the interests of the executives with those of shareholders. Dividend payments ensure that executives are immediately affected by any decrease or increase in the Company’s dividend payments.

Restricted Stock Units
Restricted stock units reward executives for long-term stock price increases and preserve alignment with shareholders throughout all stock price conditions—both above and below the price on the date of the grant. The Compensation Committee does not grant restricted stock units as heavily as performance stock units in total award (40% of 2021 equity grant). The Board established a vesting period of one, two and three years for restricted stock units, followed by a two-year holding period.
The Company does not pay dividends on restricted stock units during the vesting period to the executives, but dividends will be accrued and distributed to the executive after such shares are no longer subject to vesting and hold requirement periods.

Performance Stock Units
Performance share units reward executives for long-term stock price increases and preserve alignment with shareholders throughout all stock price conditions—both above and below price on the date of grant. The Compensation Committee has chosen to emphasize performance units (60% of 2021 equity grant) to ensure that a majority of each executive’s long-term compensation remains aligned with shareholders, as the shares are only earned if the Company meets certain specific long-term financial objectives. The payout of the performance share units are based on a combination of both the Company’s three-year average ROA and the Company’s total shareholder return (“TSR”) during a three-year performance period relative to the ROA for the selected peer companies (see table below). The Board established a vesting period of three years for performance share units.
The Company does not pay dividends on performance share units during the vesting period to the executives, but dividends will be accrued and distributed to the executive after such shares are no long subject to the vesting requirement period.

Vesting - Restricted Stock Units
Restricted stock units will vest in three separate installments after their grant date of approximately 33.33% per installment on the first, second and third anniversaries of the grant date. The restricted stock units will then be subject to a two-year holding period after the vesting date. Executives would forfeit unvested shares upon leaving the Company’s employment prior to the completion of the vesting and holding periods.

Vesting -Performance Stock Units
Performance stock units will vest on the third anniversary of the grant date. Executives would forfeit unvested shares upon leaving the Company’s employment prior to the completion of the vesting period.

Timing of Awards
The Compensation Committee has adopted a general practice of providing long-term incentive awards to executives annually in conjunction with the payment of cash incentives based on the performance of the Company and the executive in the previous year, typically in February or March of each year. However, the Compensation Committee may consider recommendations for stock grants to the Company’s executive officers at any time, at its own discretion, and as circumstances necessitate.

Pricing of Awards
It is the Company’s policy that the exercise price of all option and restricted stock grants be equal to the closing price of the Company’s common stock on the date the option or restricted stock is granted.

In 2018, based upon discussions with independent compensation consultant McLagan, the Company redesigned its equity awards. Targets for equity awards are determined based upon responsibility level and during 2018 ranged from 35 to 60% of base salary. 40% of equity awards are Restricted Stock Units (“RSUs”) and have one, two and three year vesting. RSUs also have a two-year holding period. RSUs will be settled in stock at the conclusion of the two-year holding period. 60% of target equity awards are Performance Stock Units (“PSUs”) which vest in three years and will be settled in stock. However, the actual amount of stock awarded from PSUs issued in 2021 will depend upon actual performance. Performance will be based upon the Company's relative performance on Return on Assets (“ROA”) and on Total Shareholder Return (“TSR”). Depending upon the Company’s ROA over 2021-2023 as compared to its peer group, the actual number of shares granted at the end of 2023 may range from 0% to 200% of the target grant. Executives will only earn the maximum (200% of the target grant) if the Company outperforms all banks in the peer group on ROA between 2021 and 2023. The actual grant will further be modified by the Company’s relative performance as compared to the peer group on TSR, which may decrease or increase the grant by up to 25%. If the Company would have both the strongest ROA over three years and the best total shareholder return over three years, then the executives would receive 250% of the targeted number of shares awarded from PSUs. If the Company’s ROA is in the bottom quartile of its peer group over the 2021-2023 period, the executives would receive no shares from the PSU award.

Name	Target Equity Award Opportunity as a % of Salary	2021 RSU Grants	2021 PSU Target Grants
Charles R. Hageboeck	60%	2,012	3,019
David L. Bumgarner	35%	507	760
John A. DeRito	45%	696	1,046
Michael T. Quinlan, Jr.	35%	435	651
Jeffrey D. Legge	35%	489	732

ROA Component	At or below the 25th percentile	At the 50th percentile	At the 100th percentile
Percent of grant awarded at vest date	0%	100%	200%

    The actual number of shares vested will be interpolated accordingly for performance between the 25th and 50th percentile and the 50th and 100th percentile.

    After consideration of ROA, the actual number of performance shares awarded will further be increased or decreased by a modifier based on the Company’s TSR relative to the TSR of the selected peer companies.

TSR Component	At or below the 25th percentile	At the 50th percentile	At or above the 75th percentile
Percent of grant awarded at vest date	75%	100%	125%

    The amount vested will be interpolated accordingly for performance between the 25th and 50th percentile and the 50th and 75th percentile.

Stock Ownership Requirement

The Compensation Committee bases a large part of its compensation philosophy on aligning the interests of executives with those of shareholders. As a result, the Board adopted share ownership requirements for executives in late 2011, which were updated in January 2017.

These guidelines require that within a five-year period from the date a person becomes a named executive officer, he or she must hold Company shares in value equal to the following:

•President & CEO – 4x base salary
•Other Named Executive Officers – 1x base salary

The Compensation Committee monitors whether the executives have satisfied or are making progress toward satisfying the share ownership guidelines. As of December 31, 2021, all named executive officers, including the CEO, have been determined to be in compliance with the stock ownership guidelines. In making this determination, the Compensation Committee considers common shares deemed to be held for the executive in the 401(k) Plan, common shares beneficially owned by the executive (but excluding options whether or not exercisable), and restricted common shares granted to the executive.

In February 2017, the Board revised the stock ownership guidelines for directors of the Company. The revised guidelines require that each director owns 2,500 shares of Company common stock within five years of becoming a director. New directors are required to acquire at least 500 shares within one year of joining the Board. All directors have been determined to be in compliance with the stock ownership requirements.

Stock Ownership Restrictions – Pledging and Hedging

In addition to these ownership requirements for named executive officers and directors of the Company, the Company also has policies in place for executive officers and directors of the Company prohibiting the pledging and hedging of Company securities as follows:

•Directors and executive officers are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan or other financial obligation.

•Directors and executive officers are prohibited from engaging in any hedging transactions, such as prepaid variable forwards, equity swaps, collars and exchange funds.

Other General Employee Benefits

Executive officers are eligible to participate in all employee benefit plans that are available to eligible employees generally, including health insurance, life and disability insurance, and 401(k) matching contributions.

Clawback Policies

Compensation recovery policies, or “clawbacks,” began to be used with the enactment of the Sarbanes-Oxley Act in 2002, which required that in the event of any restatement of a financial statement based on executive misconduct, public companies must recoup incentives paid to the company’s CEO and CFO within 12 months preceding the restatement. The Company’s CEO and CFO are currently subject to the Sarbanes-Oxley clawback provision, which is set forth in Section 304 of the Sarbanes-Oxley Act, and provides that if an issuer “is required to prepare an accounting restatement due to material noncompliance of the issuer, as a result of misconduct, with any financial reporting requirement under the securities laws,” the CEO and CFO shall reimburse the issuer for any bonus or other incentive-based or equity-based compensation received, and any profits realized from the sale of the securities of the issuer, during the year following issuance of the original financial report.

During 2014, the Board approved an Executive Officer Compensation Clawback Policy. This Policy applies to the Company’s current and former executive officers and other senior officers and authorizes recoupment with respect to incentive compensation (including stock options awarded as compensation) paid to current or former executive officers of the Company. The Policy requires any executive officer of the Company to reimburse or forfeit any incentive compensation received by such executive officer in the event that the Company issues an accounting restatement of its financial statements (other than as a result of a change in accounting principles). The Board will determine, in its sole discretion, the manner for recouping incentive compensation. In addition, the Compensation Committee may cancel, in whole or in part, outstanding performance based awards, where the Compensation Committee took into account the financial performance of the Company in granting such awards and the financial results were subsequently reduced due to such restatement. The recoupment of incentive compensation under this Policy is in addition to any other right or remedy available to the Company, including termination of employment or institution of civil or criminal proceedings. It is unclear when the SEC and Nasdaq will issue final rules relating to clawback requirements pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act; however management will continue to monitor the rule-making process with respect to any revisions that may be required to comply with new regulations.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors (the “Compensation Committee”) is comprised of three directors, all of whom (i) satisfy the definition of “independent” under the listing standards of Nasdaq, (ii) are “non-employee directors” as defined by Rule 16b-3 under the Securities Exchange Act and (iii) are “outside directors” as defined by Section 162(m) of the Internal Revenue Code. The Compensation Committee operates under a written charter adopted by the Board of Directors. Compensation Committee members are appointed by the Board and may be removed by the Board in its discretion. The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees, as the Compensation Committee may deem appropriate, provided the subcommittees are composed entirely of independent directors.

The Compensation Committee also has the authority, to the extent it deems necessary or appropriate, to retain a compensation consultant to assist in the evaluation of directors, the Chief Executive Officer or senior executive compensation. The Compensation Committee has sole authority to retain and terminate any such consulting firm, including sole authority to approve the firm’s fees and other retention terms. The Compensation Committee also has the authority, to the extent it deems necessary or appropriate, to retain other advisors. The Company provides for appropriate funding, as determined by the Compensation Committee, for payment of compensation to any consulting firm or other advisors employed by the Compensation Committee. In addition, the Compensation Committee makes regular reports to the Board and proposes any necessary action to the Board for full Board approval.

    The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) with management and based upon such review and discussions with management and the representations of management relating thereto, the Compensation Committee recommended that the Board of Directors include the CD&A in the Company’s proxy statement sent to shareholders in connection with the Annual Meeting and through incorporation by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission.

Respectfully submitted,

William H. File III, Chairman
Charles W. Fairchilds
J. Thomas Jones
March 8, 2022

    This report shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless the Company specifically incorporates this report by reference. It will not be otherwise filed under such Acts.

2021 SUMMARY COMPENSATION TABLE

    The following table provides information concerning the compensation of the named executive officers for our three most recently completed fiscal years.

SUMMARY COMPENSATION
Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation (1),(3)	Total
		($)	($)	($)	($)	($)	($)

Charles R. Hageboeck	2021	649,740	389,802	-	407,582	11,380	1,458,504
President, Chief Executive Officer and Director	2020	649,740	382,208	-	584,766	12,653	1,629,367
(Principal Executive Officer)	2019	637,000	368,690	-	534,316	12,596	1,552,602

David L. Bumgarner	2021	285,000	98,167	-	104,289	11,380	498,836
Chief Financial Officer	2020	280,500	96,244	-	147,263	11,230	535,237
(Principal Financial Officer)	2019	275,000	88,664	-	134,558	10,949	509,171

John A. DeRito	2021	299,890	134,970	-	125,837	21,536	582,233
Executive Vice President, Commercial Banking	2020	299,890	132,317	-	168,683	21,386	622,276
	2019	294,000	127,423	-	161,338	17,501	600,262

Michael T. Quinlan, Jr. (4)	2021	285,000	84,143	-	99,294	11,042	479,479
Executive Vice President, Retail Banking

Jeffrey D. Legge	2021	275,000	94,603	-	100,630	11,042	481,275
Executive Vice President, Operations/CIO	2020	270,300	92,802	-	141,908	11,174	516,184
	2019	265,000	85,188	-	129,665	10,030	489,883

(1)    Amounts reflect the grant date fair value of stock options and restricted stock awards. See Note Thirteen to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 regarding assumptions underlying valuation of equity awards.
(2)    Amounts reflect cash bonuses awarded to named executive officers. These bonuses were earned in fiscal years 2019, 2020 and 2021 and paid in 2020, 2021 and 2022.
(3)    “All Other Compensation” for 2019, 2020 and 2021 consists of the following: (i) the Company’s matching contribution under the City Holding Company 401(k) Plan & Trust and (ii) group term life insurance premium payments.
(4)    Mr. Quinlan became an executive officer of the Company effective January 1, 2021.

GRANTS OF PLAN-BASED AWARDS

    Each of the named executive officers is compensated under a predefined incentive plan tied to quantifiable goals. Each executive’s incentive plan has a targeted payout if the executive hits predefined goals (Target). Each executive must hit certain minimum goals in order to have any payout at all (Threshold). These incentive plans have prescribed maximums (Maximum) and it is possible that the executives might receive more than their targeted payouts if performance is very good.

    For example, Mr. Hageboeck’s incentive plan for 2021 was tied to the Company’s relative performance return on average tangible common equity (ROATCE) as compared to the Company’s peer group. A targeted incentive of 60% of Mr. Hageboeck’s base salary is earned if the Company’s relative performance is at the 50th percentile of its peer group. If the relative performance is lower, the incentive earned is lower. If the relative performance falls below the 25th percentile of the peer group, no incentive is earned. If the relative performance is at the 100th percentile, the incentive would be 120% of Mr. Hageboeck’s base salary. However, under no circumstances would the incentive exceed 120% of base salary.

    Similarly, the other named executive officers have incentive plans based upon formulas as described earlier (see “Cash Incentives”).

    The table below sets forth information concerning the targets, thresholds and maximums for each named executive officer’s non-equity incentive plan-based awards as of December 31, 2021. See “Long-Term Incentives” for material terms of equity grants under the City Holding Company 2013 Incentive Plan.

		Estimated future payouts under non-equity incentive plan awards
Name	Grant Date	Threshold	Target	Maximum	All other stock awards: Number of shares of stock or restricted units	Grant date fair value of target stock awards
		($)	($)	($)	(#)	($)

Charles R. Hageboeck (Principal Executive Officer)	2/24/2021	none	389,844	779,668	5,031	389,802
David L. Bumgarner (Principal Financial Officer)	2/24/2021	none	99,750	199,500	1,267	98,167
John A. DeRito	2/24/2021	none	134,951	269,892	1,742	134,970
Michael T. Quinlan, Jr.	2/24/2021	none	99,750	199,500	1,086	84,143
Jeffrey D. Legge	2/24/2021	none	96,250	192,500	1,221	94,603

EQUITY HOLDINGS

Outstanding Equity Awards At Fiscal Year-End

    The following table sets forth the number of exerciseable and unexerciseable stock options, option exercise prices and expiration dates, the number of unvested stock awards along with their market values and the number and value of equity incentive plan awards held by the named executive officers as of the fiscal year ended December 31, 2021. Each outstanding award is represented by a separate row, which indicates the number of securities underlying the award.

    For option awards, the table discloses the exercise price and the expiration date of the options. For stock awards, the table provides the number of shares of stock that have not vested and the aggregate market value of shares of stock that have not vested.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Vesting Date(1)	Number of Shares or Units of Stock That Have Not Vested (2)	Market Value of Shares or Units of Stock That Have Not Vested
	(#)	(#)	($)			(#)	($)
	Exerciseable	Unexerciseable

Charles R. Hageboeck	2,524	-	66.32	2/22/2027	2/22/2020	-	-
(Principal Executive Officer)	3,484	-	43.73	2/24/2026	2/24/2020	-	-
	2524	-	66.32	2/22/2027	2/22/2021	-	-
	-	2,524	66.32	2/22/2027	2/22/2022	1,254	102,565
	-	-	-	-	2/24/2022	670	54,799
	-	-	-	-	2/26/2022	681	55,699
	-	-	-	-	2/27/2022	622	50,873
	-	-	-	-	2/27/2022	2,797	228,767
	-	-	-	-	2/24/2023	671	54,881
	-	-	-	-	2/26/2023	681	55,699
	-	-	-	-	2/26/2023	3,064	250,605
	-	-	-	-	2/24/2024	671	54,881
	-	-	-	-	2/24/2024	3,019	246,924

David L. Bumgarner	-	556	66.32	2/22/2027	2/22/2022	277	22,656
(Principal Financial Officer)	-	-	-	-	2/24/2022	169	13,823
	-	-	-	-	2/26/2022	171	13,986
	-	-	-	-	2/27/2022	150	12,269
	-	-	-	-	2/27/2022	672	54,963
	-	-	-	-	2/24/2023	169	13,823
	-	-	-	-	2/26/2023	172	14,068
	-	-	-	-	2/26/2023	772	63,142
	-	-	-	-	2/24/2024	169	13,823
	-	-	-	-	2/24/2024	760	62,160

John A. DeRito	502	-	44.43	3/26/2024	3/26/2018	-	-
	600	-	46.61	2/26/2025	2/26/2019	-	-
	807	-	44.43	3/26/2024	3/26/2019	-	-
	1,033	-	66.32	2/22/2027	2/22/2020	-	-
	1,033	-	66.32	2/22/2027	2/22/2021	-	-

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Vesting Date(1)	Number of Shares or Units of Stock That Have Not Vested (2)	Market Value of Shares or Units of Stock That Have Not Vested
	(#)	(#)	($)			(#)	($)
	Exerciseable	Unexerciseable
	-	1,034	66.32	2/22/2027	2/22/2022	514	42,040
	-	-	-	-	2/24/2022	232	18,975
	-	-	-	-	2/26/2022	236	19,302
	-	-	-	-	2/27/2022	215	17,585
	-	-	-	-	2/27/2022	966	79,009
	-	-	-	-	2/24/2023	232	18,975
	-	-	-	-	2/26/2023	236	19,302
	-	-	-	-	2/26/2023	1,061	86,779
	-	-	-	-	2/24/2024	232	18,975
	-	-	-	-	2/24/2024	1,046	85,552

Michael T. Quinlan, Jr. (3)	-	-	-	-	2/24/2022	145	11,860
	-	-	-	-	4/27/2022	850	69,522
	-	-	-	-	4/30/2022	1,000	81,790
	-	-	-	-	2/24/2023	145	11,860
	-	-	-	-	3/2/2023	750	61,343
	-	-	-	-	4/25/2023	800	65,432
	-	-	-	-	2/24/2024	145	11,860
	-	-	-	-	2/24/2024	651	53,245
	-	-	-	-	4/29/2024	800	65,432
	-	-	-	-	8/1/2024	600	49,074
	-	-	-	-	2/26/2025	800	65,432
	-	-	-	-	4/25/2025	400	32,716
	-	-	-	-	4/29/2026	400	32,716
	-	-	-	-	2/26/2027	400	32,716

Jeffrey D. Legge	-	-	-	-	(4)	1,000	81,790
	-	512	66.32	2/22/2027	2/22/2022	255	20,856
	-	-	-	-	2/24/2022	163	13,332
	-	-	-	-	2/26/2022	165	13,495
	-	-	-	-	2/27/2022	144	11,778
	-	-	-	-	2/27/2022	646	52,836
	-	-	-	-	2/24/2023	163	13,332
	-	-	-	-	2/26/2023	166	13,577
	-	-	-	-	2/26/2023	744	60,852
	-	-	-	-	2/22/2024	350	28,627
	-	-	-	-	2/24/2024	163	13,332
	-	-	-	-	2/24/2024	732	59,870

(1)    Vesting Date applies to both option awards and stock awards.
(2)    Performance stock units included in this column represent a targeted number of shares. The actual number of shares vested at the end of the vesting period may be more or less than the target number of performance stock units granted depending upon the Company’s relative performance as compared to its peer group. The targeted performance stock units granted in 2019 and vesting in 2022 were as follows: 2,797 for Mr. Hageboeck; 672 for Mr. Bumgarner; 966 for Mr. DeRito; and 646 for Mr. Legge. The targeted performance stock units granted in 2020 and vesting in 2023 were as follows: 3,064 for Mr. Hageboeck; 672 for Mr. Bumgarner; 1,061 for Mr. DeRito; and 646 for Mr. Legge. The targeted performance stock units granted in 2021 and vesting in 2024 were as follows: 3,019 for Mr. Hageboeck; 760 for Mr. Bumgarner; 1,046 for Mr. DeRito; 651 for Mr. Quinlan; and 732 for Mr. Legge.

(3)    Mr. Quinlan was awarded1,200 shares of restricted stock on 4/20/2019. These restricted shares will vest as follows: 4/29/2024 - 800 shares; 4/29/2026 - 400 shares. Mr. Quinlan wss awarded 1,200 shares of restricted stock on 2/26/2021. These restricted shares will vest as follows: 2/26/2025 - 800 shares; 2/26/2027 - 400 shares. Cumulative vesting of each award (1,200 shares and 1,200 shares) will occur upon an involuntary termination after a change of control.
(4)    Mr. Legge was awarded 1,500 shares of restricted stock on 9/25/2013. Those restricted shares will vest as follows: 9/25/2021 – 500 shares; 9/25/2022 – 500 shares; 9/25/2023 – 500 shares. Cumulative vesting of 1,500 shares will occur upon an involuntary termination after a change of control.

Option Exercises and Stock Vested

    The following table shows the number of stock options exercised and the value realized upon exercise by the named executive officers during the fiscal year ended December 31, 2021.

OPTION EXERCISES AND STOCK VESTED
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized Upon Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)	(#)	($)

Charles R. Hageboeck (Principal Executive Officer)	3,660	123,525	9,377	709,850
David L. Bumgarner (Principal Financial Officer)	3,546	98,104	1,984	150,252
John A. DeRito	4,476	170,160	3,397	255,471
Michael T. Quinlan, Jr.	-	-	1,525	119,591
Jeffrey D. Legge	2,921	82,227	2,330	176,511

POST-EMPLOYMENT PAYMENTS

Post-Employment Compensation

    The tables shown below summarize the estimated payments to be made under each contract, agreement, plan or arrangement which provides for payments to a named executive officer at, following or in connection with any termination of employment including by resignation, retirement, disability, a change in control of the Company, a change in the named executive officer’s responsibilities or a constructive termination of the named executive officer. The information shown below is as of the most recent fiscal year ended December 31, 2021.

Vested Cash Termination Benefits – Hageboeck

    Mr. Hageboeck was part of the original five member “turnaround team” that joined the Company in 2001 when the Company was significantly troubled. In 2001, the Company signed agreements with all five of the then executive officers which provided that each of these officers had the opportunity to voluntarily resign after the turnaround was complete and receive a “Termination Benefit.” For Mr. Hageboeck, the Termination Benefit equaled two years of cash compensation following four years of service to the company. The Termination Benefits for Mr. Hageboeck vested in 2005 following four years of service with the Company. Three of the other executive officers originally employed as part of the “turnaround team” terminated their employment with the Company during 2004 and 2005 and received the promised cash Termination Benefit as provided under their respective 2001 employment agreements. After his retirement effective December 31, 2020, Mr. Stilwell began receiving payments from his Termination Benefit in January 2021. The Company asked Mr. Hageboeck to accept his position as the Company’s CEO in 2005, and this cash Termination Benefit remains fully vested and has been preserved in subsequent employment contracts with Mr. Hageboeck. The voluntary Termination Benefits grow each year at an amount equal to the one-year constant maturity treasury rate and cannot be forfeited except where the officer personally profits from willful fraudulent activity that materially and adversely affects the Company. The cost of this vested Termination Benefit has been fully accrued and expensed by the Company.

Change of Control Severance Benefits

    The Compensation Committee and the Board of Directors believes that it is in the best interests of the Company to provide the Company’s named executive officers with some income protection in the event that the Company is acquired. In such an instance, it is very likely that the named executive officers would lose their current employment. Given the relatively small number of comparable positions within the industry, the Compensation Committee recognizes that it would take each of the named executive officers significant time to find comparable employment. Severance benefits are common at the Company’s peers, and attracting and retaining qualified leaders for the Company necessitate such compensation. Each of the named executive officers of the Company have been afforded such protection under agreements signed by the Company and each such agreement also includes significant protections for the Company in that the named executive officers are prohibited from competing with the Company following termination. Particularly given the importance of such non-compete and non-solicit provisions, the Compensation Committee believes that these benefits are in the Company’s best interests.

Share-Based Payments (Options, Restricted Stock, Long-Vested Restricted Stock)

Estimated payments include items such as restricted shares that would vest in the case of the executive’s death, disability, or upon a change of control of the Company. It should be noted that the value of these awards would have been reportable under the Summary Compensation Table in the year in which they were granted and will have been expensed over the vesting period. For purposes of calculating values for these tables, generally restricted shares and units outstanding for each named executive officer were deemed to have fully vested as of December 31, 2021 (at the closing price of Company common stock on that date, which was $81.79) in the event of death, disability or in a change of control. However, certain shares granted to executive officers in 2009, and referred to previously as “long-vested shares,” specifically provided for alternate vesting schedules. In the event of death or disability, the long-vested shares will vest proportionately between the date of grant and the final vesting date of the award (ten to eleven years from the grant date). In the event of a change of control, the shares will vest immediately. Calculations regarding the value of such restricted stock assumed a change of control effective December 31, 2021 at the closing stock price on that date. With respect to unexercised but fully vested options, the estimated payments reflect the “spread,” which is the difference between the market price and the exercise price of any unexercised but fully vested options as of December 31, 2021 whose exercise price was lower than the market value of the Company’s common stock on that day. Unexercised but fully vested options that are “in-the-money” could be exercised for value at the present time, and thus would have value to an executive in the event of death, disability, change of control, or voluntary termination or termination without cause. Additionally, unvested in-the-money options would vest upon a change of control.

Health Insurance

The Company maintains a self-insured health plan. As a result, the cost of providing health care coverage to the Company’s named executive officers can only be estimated based on the current average cost of care across the Company’s insured employee base. The actual costs to the Company would depend upon the health experience of the named executive officer and his or her dependents during the period that coverage was in effect. The Company carries reinsurance for claims for any covered employee or dependent in excess of $150,000.

    Life insurance benefits for executives are calculated at base salary times two. Such benefits are available to all of the Company’s full-time equivalent employees.

Charles R. Hageboeck, President & Chief Executive Officer

    The following table describes potential payments upon termination for various reasons for Charles R. Hageboeck, the Company’s President and Chief Executive Officer.

POST-EMPLOYMENT PAYMENTS – HAGEBOECK
Executive Benefits and Payments Upon Termination	Cash Payments ($) (1)	Health Insurance ($) (3)	Life Insurance ($)	Option Awards In-the-Money ($) (2)	Restricted Stock Awards ($) (6)	Total Compensation ($) (1)
Termination for Just Cause	-	-	-	-	-	-
Termination Without Just Cause (2)	3,703,518	86,865	-	210,694	-	4,001,077
Voluntary Termination at 12/31/2021 (2)(5)	1,336,742	86,865	-	210,694	-	1,634,301
Death (2)	3,703,518	-	1,299,480	249,740	1,155,693	6,408,431
Disability (2)(4)	3,703,518	86,865	-	249,740	1,155,693	5,195,816
Change of Control (2)(5)	3,703,518	86,865	-	249,740	1,155,693	5,195,816

(1)    Included in the amounts in this column is a Termination Benefit of $1,336,742 for Mr. Hageboeck that has been fully accrued and expensed by the Company. Mr. Hageboeck provides for a Termination Benefit that became fully vested in 2005 and is payable if and when Mr. Hageboeck voluntarily terminates this employment with the Company. The Termination Benefit grows each year at an amount equal to the one–year constant maturity treasury rate and cannot be forfeited except where the officer personally profits from willful fraudulent activity that materially and adversely affects the Company.
(2)    Vested option awards in-the-money for Mr. Hageboeck are exercisable for 90 days following his termination of employment for termination without just cause, voluntary termination, death or disability. All option awards in-the-money will become 100% vested upon a change in control. For purposes of calculating the amounts in this column, the spread between the exercise of 2,524 options in-the-money that were unvested at December 31, 2021 and the market value of the Company’s common stock on December 31, 2021 of $81.79 has been calculated for a change of control.
(3)    The Employment Agreement for Mr. Hageboeck provides for a continuation of health insurance coverage on the same terms as were in effect prior to his termination of employment for a period of up to 60 months under either the Company’s plan or comparable coverage. The estimated value of this benefit is $86,865 and would be effective if Mr. Hageboeck’s employment were terminated voluntarily by Mr. Hageboeck or if terminated by the Company without just cause, due to a change of control, or due to disability.
(4)    In the event of disability, the Employment Agreement for Mr. Hageboeck provides that he has up to 12 months of continuous disability before his Employment Agreement may be terminated. After that, the Company may terminate his employment and he is entitled to receive an amount equal to “Termination Compensation” times three (which represents three years of compensation). Termination Compensation will be the highest amount of cash compensation received by the officer in the prior three fiscal years. Thus, Termination Compensation for Mr. Hageboeck will be determined in reference to the calendar year ended December 31, 2021 as $1,234,506 reduced by the amount of any compensation received pursuant to any applicable disability insurance plan of the Company. Amounts shown in this row are payable in either a lump sum or over a severance period.
(5)    The Employment and/or Change in Control Agreements for each of the named executive officers provides for salary continuation for a period following termination as a result of a change in control as defined by the respective agreements. The amount shown in this row for Mr. Hageboeck reflects Termination Compensation of $1,234,506 times three (which represents three years of compensation), as provided for in his Employment Agreement and amendments thereto. Mr. Hageboeck can elect to receive this amount as a lump sum or over a severance period of three years. For three years after a termination as a result of a change in control, Mr. Hageboeck is bound by non-compete, non-solicitation, and confidentiality restrictions. Additionally, Mr. Hageboeck’s Employment and/or Change in Control Agreement provides that if Mr. Hageboeck collects an amount arising from any and all sources of compensation from the Company exceeding the product of 2.99 and Mr. Hageboeck’s “base amount” as defined in Section 280G(b)(3) of the Internal Revenue Code (“Code § 280G”) at the time of a change in control, the Company shall pay Mr. Hageboeck 147.5% of the federal excise taxes payable by Mr. Hageboeck under Internal Revenue Code § 4999.  As of December 31, 2021, the Company is unable to determine if any such amount related to Code § 280G would be payable to Mr. Hageboeck.
(6)    Mr. Hageboeck holds 14,130 restricted shares, which become 100% vested upon death, disability or a change in control.

David L. Bumgarner, Chief Financial Officer

    The following table describes potential payments upon termination for various reasons for David L. Bumgarner, the Company’s Chief Financial Officer.

POST-EMPLOYMENT PAYMENTS – BUMGARNER
Executive Benefits and Payments Upon Termination	Cash Payments ($)	Health Insurance ($) (3)	Life Insurance ($)	Option Awards In-the-Money ($) (1)	Restricted Stock Awards ($) (2)	Total Compensation ($)
Termination for Just Cause	-	-	-	-	-	-
Termination Without Just Cause	-	-	-	-	-	—
Voluntary Termination at 12/31/2021	-	-	-	-	-	—
Death (2)	-	-	570,000	8,601	284,711	863,312
Disability (2)	-	-	-	8,601	284,711	293,312
Change of Control (2)(4)	427,763	12,998	-	8,601	284,711	734,073

(1)    Vested option awards in-the-money for Mr. Bumgarner are exercisable for 90 days following his termination of employment for termination without just cause, voluntary termination, death or disability. All option awards in-the-money will become 100% vested upon a change in control. For purposes of calculating the amounts in this column, the spread between the exercise of 556 options in-the-money that were unvested at December 31, 2021 and the market value of the Company’s common stock on December 31, 2021 of $81.79 has been calculated for a change of control.
(2)    Mr. Bumgarner holds 3,481 restricted shares, which become 100% vested upon death, disability or a change in control.
(3)    The Change in Control Agreement for Mr. Bumgarner provides for a continuation of health insurance coverage on the same terms as were in effect prior to his termination of employment for a period of up to 12 months under either the Company’s plan or comparable coverage. The estimated value of this benefit is $12,998 and would be effective if Mr. Bumgarner’s employment were terminated by the Company because of a change of control.
(4)    The Employment and/or Change in Control Agreements for each of the named executive officers provides for salary continuation for a period following termination as a result of a Change in Control as defined by the respective agreements. The amount shown in this row for Mr. Bumgarner reflects Termination Compensation of $427,763 (which represents one year of compensation), as provided in his employment agreement and amendments thereto. Mr. Bumgarner can elect to receive this amount as a lump sum or over a severance period of 12 months. In addition, for one year after a termination as a result of a change in control, Mr. Bumgarner is bound by non-compete and non-solicitation restrictions.

John A. DeRito

    The following table describes potential payments upon termination for various reasons for John A. DeRito, the Company’s Executive Vice President of Commercial Banking.

POST-EMPLOYMENT PAYMENTS – DERITO
Executive Benefits and Payments Upon Termination	Cash Payments ($)	Health Insurance ($) (3)	Life Insurance ($)	Option Awards In-the-Money ($) (1)	Restricted Stock Awards ($) (2)	Total Compensation ($)
Termination for Just Cause	-	-	-	-	-	-
Termination Without Just Cause (4)	540,661	14,997	-	101,973	-	657,631
Voluntary Termination at 12/31/2021	-	-	-	101,973	-	101,973
Death (2)	-	-	599,780	117,969	406,496	1,124,245
Disability (2)	-	-	-	117,969	406,496	524,465
Death (2)	-	-	599,780	117,969	406,496	1,124,245
Change of Control (2)(5)	937,145	34,746	-	117,969	406,496	1,496,356

(1)    Vested option awards in-the-money for Mr. DeRito are exercisable for 90 days following his termination of employment for termination without just cause, voluntary termination, death or disability. All option awards in-the-money will become 100% vested upon a change in control. For purposes of calculating the amounts in this column, the spread between the exercise of 1,034 options in-the-money that were unvested at December 31, 2021 and the market value of the Company’s common stock on December 31, 2021 of $81.79 has been calculated for a change of control.
(2)    Mr. DeRito holds 4,970 restricted shares, which become 100% vested upon death, disability or a change in control.

(3)    The Change in Control Agreement for Mr. DeRito provides for a continuation of health insurance coverage on the same terms as were in effect prior to his termination of employment for a period of up to 24 months under either the Company’s plan or comparable coverage. The estimated value of this benefit is $34,746 and would be effective if Mr. DeRito’s employment were terminated because of a change of control.
(4)    Mr. DeRito’s Change in Control Agreement provides that if Mr. DeRito is terminated without just cause, Mr. DeRito will be paid an amount equal to his Termination Compensation for 60 weeks and provided health insurance coverage for 60 weeks.
(5)    The Employment and/or Change in Control Agreements for each of the named executive officers provides for salary continuation for a period following termination as a result of a change in control as defined by the respective agreements. The amount shown in this row for Mr. DeRito reflects Termination Compensation of $468,573 times two (which represents two years of compensation), as provided in his employment agreement and amendments thereto. Mr. DeRito can elect to receive this amount as a lump sum or over a severance period of two years. In addition, for two years after a termination as a result of a change in control, Mr. DeRito is bound by non-compete and non-solicitation restrictions.

Michael T. Quinlan, Jr.

    The following table describes potential payments upon termination for various reasons for Michael T. Quinlan, Jr., the Company’s Executive Vice President of Retail Banking.

POST-EMPLOYMENT PAYMENTS – QUINLAN
Executive Benefits and Payments Upon Termination	Cash Payments ($)	Health Insurance ($) (3)	Life Insurance ($)	Option Awards In-the-Money ($)	Restricted Stock Awards ($) (1)	Total Compensation ($)
Termination for Just Cause	-	-	-	-	-	-
Termination Without Just Cause	-	-	-	-	-	0
Voluntary Termination at 12/31/2021	-	-	-	-	-	0
Death (2)	-	-	570,000	-	644,996	1,214,996
Disability (2)	-	-	-	-	644,996	644,996
Change of Control (2)(3)	576,441	26,060	-	-	644,996	1,247,497

(1)    Mr. Quinlan holds 7,886 restricted shares which become 100% vested upon death, disability or a change in control.
(2)    The Change in Control Agreement for Mr. Quinlan provides for a continuation of health insurance coverage on the same terms as were in effect prior to his termination of employment for a period of up to 18 months. The estimated value of this benefit is $26,060 and would be effective if Mr. Quinlan’s employment were terminated either by the Company, or by the employee for “good cause” as defined in the Agreement, following a change of control.
(3)    Mr. Quinlan is employed under a Change in Control Agreement which provides for salary continuation for a period following termination as a result of a Change in Control as defined under the agreement. The amount shown in this row for Mr. Quinlan reflects Termination Compensation of $576,441 (which represents 18 months of compensation), as provided in his Change in Control Agreement. Mr. Quinlan can elect to receive this amount as a lump sum or over a severance period of 18 months. In addition, for 18 months after a termination as a result of a change in control, Mr. Quinlan is bound by non-compete and non-solicitation restrictions.

Jeffrey D. Legge

    The following table describes potential payments upon termination for various reasons for Jeffrey D. Legge, the Company’s Executive Vice President of Operations and Chief Information Officer.

POST-EMPLOYMENT PAYMENTS – LEGGE
Executive Benefits and Payments Upon Termination	Cash Payments ($)	Health Insurance ($) (3)	Life Insurance ($)	Option Awards In-the-Money ($)(1)	Restricted Stock Awards ($) (2)	Total Compensation ($)
Termination for Just Cause	-	-	-	-	-	-
Termination Without Just Cause	-	-	-	-	-	0
Voluntary Termination at 12/31/2021	-	-	-	-	-	0
Death (2)	-	-	550,000	7,921	325,968	883,889
Disability (2)	-	-	-	7,921	325,968	333,889
Change of Control (2)(4)	412,208	11,061	-	7,921	341,719	772,909

(1)    Vested option awards in-the-money for Mr. Legge are exerciseable for 90 days following his termination of employment for termination without just cause, voluntary termination, death or disability. All option awards in-the-money will become 100% vested upon a change in control. For purposes of calculating the amounts in this column, the spread between the exercise of 512options in-the-money that were unvested at December 31, 2021 and the market value of the Company’s common stock on December 31, 2021 of $81.79 has been calculated for a change of control.
(2)    Mr. Legge holds 4,691 restricted shares. Of these restricted share awards, 3,691 shares become 100% vested upon death, disability or a change in control. The remaining 1,0
00 long-vested shares vest proportionately over the ten-year period following the grant date in the event of death or disability. In the event of a change of control these long-vested shares would be 100% vested as of December 31, 2021.
(3)    The Change in Control Agreement for Mr. Legge provides for a continuation of health insurance coverage on the same terms as were in effect prior to his termination of employment for a period of up to 12 months. The estimated value of this benefit is $11,061 and would be effective if Mr. Legge’s employment were terminated either by the Company, or by the employee for “good cause” as defined in the Agreement, following a change of control.
(4)    Mr. Legge is employed under a Change in Control Agreement which provides for salary continuation for a period following termination as a result of a Change in Control as defined under the agreement. The amount shown in this row for Mr. Legge reflects Termination Compensation of $412,208 (which represents one year of compensation), as provided in his Change in Control Agreement. Mr. Legge can elect to receive this amount as a lump sum or over a severance period of 12 months. In addition, for one year after a termination as a result of a change in control, Mr. Legge is bound by non-compete and non-solicitation restrictions.

Employment Agreements

    The Company entered into an employment agreement with Charles R. Hageboeck on July 25, 2007, replacing the agreement previously entered into during 2001. This agreement has a term of two years, but automatically renews each month for an additional month unless either the Company or the officer serves notice to the other to fix the term to a definite two-year term. Mr. Hageboeck’s employment agreement addresses salary, incentives and other benefits. In the event that Mr. Hageboeck voluntarily terminates his employment with the Company for any reason or at any time, the Mr. Hageboeck will be entitled to receive a certain sum of money, plus interest from and after December 31, 2006, paid over 36 months. This covenant within the Employment Agreement between the Company and Mr. Hageboeck preserves Termination Benefit available to him that were part of the original employment agreement between the Company and Mr. Hageboeck originally signed on June 11, 2001. At December 31, 2021, Mr. Hageboeck could voluntarily resign and the Company would be obligated to make payments to him over 36 months totaling $1,336,742 plus interest at the Treasury One-Year Constant Maturity rate until paid in full. The Company has accrued expense to reflect the costs of this benefit. The benefit just described for Mr. Hageboeck is deemed fully vested and shall not be subject to risk of forfeiture under any circumstances, including any of the reasons that qualify for “Just Cause” as described below and as provided under the agreements, except where the officer personally profits from his willful fraudulent activity and that activity materially and adversely affects the Company. Additionally, the Company is required to make health insurance available to Mr. Hageboeck for a period of up to five years following voluntary termination.

    In the event of termination without Just Cause, death, or disability, Mr. Hageboeck is entitled to receive three times his Termination Compensation, which is defined as equal to the highest amount of cash compensation paid to or for the benefit of the employee in respect of any of the three most recent calendar years ending prior to the date of termination, determined by reference to the annual cash compensation (including salary, cash-based incentive compensation, and cash-based bonus but not including equity incentive compensation) of the Summary Compensation Table set forth in the Company’s proxy statement for such year. Additionally, Mr. Hageboeck’s employment contract requires the Company to provide health insurance for five years in the event that his employment terminates due to disability or without Just Cause.

    The Company entered into a Change in Control and Termination Agreement on June 28, 2004 with John A. DeRito. Under this agreement, in the event of a change in control, Mr. DeRito may voluntarily terminate his employment with the Company until the expiration of the 24-month period after the change in control for “Good Reason” as defined in the agreement and be entitled to receive benefits as described in the Post Employment Compensation Table above. Mr. DeRito’s Change in Control and Termination Agreement also provides that if Mr. DeRito is terminated without Just Cause, he will receive benefits as described in the Post-Employment Compensation Table above. “Just Cause” shall mean termination, accomplished by vote of the Company’s Board of Directors, related to Mr. DeRito’s personal dishonesty, gross incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation, gross negligence, malfeasance (other than traffic violations or similar offenses) or a final cease-and-desist order, conviction of a felony or of a misdemeanor involving moral turpitude, unethical business practices in connection with the Company’s business, or misappropriation of the Company’s assets or similarly serious violation of policy of the Company.

    The Company entered into a Change in Control Agreement with David L. Bumgarner on February 1, 2005. Mr. Bumgarner’s agreement provides that in the event of a change in control of the Company, Mr. Bumgarner may voluntarily terminate his employment with the Company until the expiration of the 12-month period after the change in control for “Good Reason” as defined in the agreement and receive benefits as shown in the Post-Employment Compensation Table above.

    The Company entered into a Change in Control Agreement with Michael T. Quinlan, Jr. on April 1, 2005. Mr. Quinlan’s agreement provides that in the event of a change in control of the Company, Mr. Quinlan may voluntarily terminate his employment with the Company until the expiration of the 18-month period after the change in control for “Good Reason” as defined in the agreement and receive benefits as shown in the Post-Employment Compensation Table above.

    The Company entered into a Change in Control Agreement with Jeffrey D. Legge on February 6, 2006. Mr. Legge’s agreement provides that in the event of a change in control of the Company, Mr. Legge may voluntarily terminate his employment with the Company until the expiration of a 12-month period after the change in control for “Good Reason” as defined in the agreement and receive benefits as shown in the Post-Employment Compensation Table above.

CEO Pay Ratio

    As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Securities and Exchange Commission adopted a rule requiring annual disclosure of the annual total compensation (as defined below) for the Chief Executive Officer (the “CEO”) and for the median employee along with the ratio of the CEO’s annual total compensation to the median employee’s annual total compensation.

    Our median employee was identified through the following procedure: (1) we obtained a list of all employees (including full-time, part-time, temporary or seasonal) employed as of December 31, 2021, excluding our CEO; (2) we annualized the compensation of full-time and part-time permanent employees who were employed as of December 31, 2021, but did not work for the Company the entire year in 2021 (no full-time equivalent adjustments were made for part-time employees); (3) total compensation was then calculated in same manner for all employees as shown for our CEO in the “Summary Compensation Table”; and (4) we then selected the employee that ranked as the median (463 of 925).

Annual Total Compensation of Mr. Hageboeck, CEO	$1,423,634
Annual Total Compensation of Median Employee	$37,461
Ratio of CEO to Median Employee Compensation	38x

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Proposal 3)

    The Company is providing shareholders with a non-binding advisory vote on compensation programs for our named executive officers (sometimes referred to as “Say-on-Pay”). Accordingly, you may vote on the following resolution at the 2022 Annual Meeting, the consideration of which is required pursuant to Section 14A of the Securities Exchange Act:

    “Resolved, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in this Proxy Statement.”

    This vote is advisory in nature and therefore, is non-binding. The Board of Directors and the Compensation Committee, which is comprised of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results. The Company solicits shareholder advisory votes on executive compensation annually.

    As described in detail under “Compensation Discussion and Analysis,” our compensation programs are designed to motivate our executives to create a successful and high-performing company with an appropriate balance of return and risk. We believe that our compensation program, with its balance of short-term incentives and long-term incentives reward sustained performance that is aligned with long-term shareholder interests. Shareholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure.

    The Board of Directors unanimously recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure.

CERTAIN TRANSACTIONS INVOLVING DIRECTORS AND
EXECUTIVE OFFICERS

    The Company’s subsidiaries had, and expect to have in the future, banking transactions with directors and executive officers of the Company, their immediate families and entities in which they are principal owners (more than 10% ownership interest). These transactions are in the ordinary course of business and on substantially the same terms, including interest rates and security, as those prevailing at the same time for comparable transactions with others and do not involve more than the normal risk of collectability or present other unfavorable factors.

    The Company’s loan policy requires that all extensions of credits to directors and executive officers and their related interests, as defined in Item 404 of SEC Regulation S-K, must be reviewed and approved by the Executive Loan Committee and promptly reported to the Board of Directors. If required by the procedural and financial requirements of Regulation O of the Board of Governors of the Federal Reserve System, such credits will be approved in advance by a majority of disinterested directors. Directors and executive officers may not be present for discussions on their own loans, loans involving their related interests or loans involving any other conflict of interest situation and must abstain from voting on such credits.

In relation to other related party transactions with directors and executive officers and their related interests, the Company adheres to an unwritten policy whereby before the Company or any of its subsidiaries enters into any transaction for which the value of the transaction is expected to be at least $120,000, and an interested party in the transaction is a director, executive officer, an immediate family member of a director or executive officer, or a shareholder owning 5% or greater of the Company’s outstanding stock, the Board of Directors must review and approve the transaction. In reviewing any such potential transaction, the directors will consider the fairness of the transaction to the Company, whether the transaction would or could compromise the interested party’s independence and judgment, the best interests of the Company, and such other factors determined advisable by the Board of Directors.

In assessing director independence, the following related–party transaction was considered: Thomas L. Burnette, a director of City as of the date of this Proxy, is the current President and owner of Ashland Office Supply, Inc. (“Ashland”), an office supply business that City has used since 2008 and is currently using as a provider of various office supplies. For the year 2021, City’s payment to Ashland for office supplies was approximately $305,000. On February 23, 2022, the Independent Directors, which excluded Mr. Burnette, held a comprehensive meeting to determine director independence of all of City’s directors. Based upon this review, the Board of Directors determined that although City’s payments to Ashland for office supplies of $305,000 in 2021 did not exceed 5% of Ashland’s consolidated gross revenues for 2021, based upon NASDAQ's required three -year “look back” period, along with Mr. Burnette’s status as current owner and President of Ashland, Mr. Burnette is not considered independent as of the date of this Proxy.

SHAREHOLDER PROPOSALS AND NOMINATIONS

Under the regulations of the SEC, any shareholder desiring to make a proposal pursuant to Rule 14a-8 of the SEC’s proxy rules to be acted upon at the Company’s 2023 Annual Meeting of Shareholders must present such proposal to the Company’s Secretary at the principal executive offices of the Company at 25 Gatewater Road, Charleston, West Virginia 25313-1408, not later than December 13, 2022 in order for the proposal to be considered for inclusion in the Company’s proxy statement for the 2023 Annual Meeting of Shareholders. SEC rules establish a different deadline for submission of shareholder proposals that are not intended to be included in our proxy statement with respect to discretionary voting. The deadline for these proposals for the 2023 Annual Meeting is January 14, 2023. If a shareholder gives notice of such a proposal after this deadline, the proxies will be allowed to use their discretionary voting authority to vote against the shareholder proposal when and if it is raised at the Annual Meeting.

Pursuant to the Company’s Amended and Restated Bylaws, a shareholder may nominate persons for election to the Board of Directors at an annual shareholder meeting and, pursuant to the Governance and Nominating Committee Charter, the Governance Committee considers nominees recommended by shareholders, in each case, if written notice is submitted to the Company’s Secretary at the principal executive offices of the Company not less than 120 calendar days prior to April 12, 2023 (December 13, 2022).

The shareholder’s notice must include:

o    as to each person whom the shareholder proposes to nominate for election as a director:

▪all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest or is otherwise required pursuant to Regulation 14A under the Exchange Act; and

▪such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and

o    as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made:

▪the name and address of such shareholder, as they appear on the Company’s books, and of such beneficial owner;

▪the class and number of shares of the Company’s Common Stock that are owned beneficially and of record by such shareholder and such beneficial owner;

▪a description of all arrangements or understandings between the shareholder and each nominee and any other persons (naming them) pursuant to which the nominations are to be made by the shareholder;

▪a representation that such shareholder is a holder of record of the Company’s Common Stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination; and

▪a representation if the shareholder intends to solicit proxies from shareholders in support of such nomination.

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by the Company’s Secretary not less than 120 calendar days prior to April 12, 2023, or December 13, 2022. The shareholder’s notice must contain:

o    as to each matter:

▪a brief description of the business desired to be brought before the meeting;

▪the reasons for conducting such business at the meeting;

▪in the event that such business includes a proposal to amend the Company’s Articles of Incorporation or Bylaws, the language of the proposed amendment; and

▪any material interest in such business of such shareholder and of the beneficial owner, if any, on whose behalf the proposal is made; and

o    as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, the information described above with respect to the shareholder proposing such business.

    The Company is required to present a shareholder’s nomination or proposal only if the shareholder meets all of the above requirements and appears or sends a qualified representative to present such proposal at the shareholder meeting. The requirements found in the Company’s Amended and Restated Bylaws are separate from and in addition to the requirements of the SEC that a shareholder must meet to have a proposal included in the Company’s proxy statement.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors is not informed of any matters, other than those stated above, that may be brought before the Annual Meeting. However, if any other matters are brought before the Annual Meeting or any adjournments or postponements thereof, the persons named on the accompanying proxy card or their substitutes will vote with respect to such matters in accordance with their best judgment.

Directions to City Holding Company’s 2022 Annual Meeting which will be held in the Conference Center of the Brad D. Smith Foundation Hall at Marshall University, 519 John Marshall Drive, Huntington, West Virginia 25703 follow below.

From I-64 West: Take Exit 11 (Hal Greer Boulevard/Downtown). Turn right at the end of the ramp toward Hal Greer Boulevard. Continue along Hal Greer Boulevard. Turn right onto Sixth Avenue, then left onto John Marshall Drive. The Brad D. Smith Foundation Hall is located on the left.

From I-64 East: Take Exit 11 (Hal Greer Boulevard/Downtown). Turn left at the end of the ramp toward Hal Greer Boulevard. Continue along Hal Greer Boulevard. Turn right onto Sixth Avenue, then left onto John Marshall Drive. The Sixth Avenue Parking Facility will be the first left on John Marshall Drive. The Brad D. Smith Foundation Hall is located on the left.

From US-52 East: Follow US 52E to Chesapeake (Ohio). Cross the Ohio-West Virginia bridge. Turn left onto Fifth Avenue and continue along Fifth Avenue. Turn right onto John Marshall Drive. The Brad D. Smith Foundation Hall is located on the right.

Parking is available for all persons attending the Annual Meeting in the parking lot located beside the Brad D. Smith Foundation Hall or in the Sixth Avenue parking facility at Marshall University. If you choose to park in the Sixth Avenue parking facility, please advise us at the event and a free parking pass will be provided by the University to present to the attendant as you exit the parking facility.

ANNUAL REPORT

The Company has included a copy of its Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC, with this proxy statement.  A request for an additional copy, which will be provided without charge to shareholders of the Company, should be directed to Victoria A. Faw, Corporate Secretary, City Holding Company, 25 Gatewater Road, Charleston, WV 25313-1408 or by calling 1-304-769-1100. The Company's Form 10-K will also be available on the SEC’s website at http://www.sec.gov, and through a link at the Investor Relations, SEC Filings section of the Company's website (http://www.bankatcity.com).

By Order of the Board of Directors,

Victoria A. Faw,
Secretary

March 14, 2022

City Holding Company

c/o Corporate Election Services
P. O. Box 1150
Pittsburgh, PA 15230-1150

VOTE BY TELEPHONE

Have your proxy card available when you call **Toll-Free 1-888-693-8683** using a touch-tone phone and follow the simple instructions to record your vote.

VOTE BY INTERNET

Have your proxy card available when you access the website **www.cesvote.com** and follow the simple instructions to record your vote.

VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the **postage-paid envelope** provided or return it to: Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230.

Vote by Telephone	Vote by Internet	Vote by Mail
Call Toll-Free using a touch-tone telephone: **1-888-693-8683**	Access the Website and cast your vote: **www.cesvote.com**	Return your proxy in the postage-paid envelope provided

Vote 24 hours a day, 7 days a week.
If you vote by telephone or Internet, please do not send your proxy by mail.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON APRIL 12, 2022:
The City Holding Company Notice of Annual Meeting, Proxy Statement and Annual Report to Shareholders are available at www.ViewMaterial.com/CHCO.

IF VOTING BY TELEPHONE OR INTERNET, YOUR VOTE MUST BE RECEIVED BY 1:00 PM, EASTERN TIME, ON APRIL 12, 2022.

➔

Proxy card must be signed and dated below.
Please fold and detach card at perforation before mailing.

CITY HOLDING COMPANY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON APRIL 12, 2022.

The undersigned shareholder of City Holding Company hereby appoints Victoria A. Faw and David L. Bumgarner and each of them, with full power of substitution, as proxies and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of City Holding Company held of record by the undersigned on February 24, 2022 at the Annual Meeting of Shareholders to be held on April 12, 2022 or any adjournment or adjournments thereof. The undersigned shareholder authorizes the proxies to cumulate their votes at their discretion.

Dated: ______________________________

____
Signature

____
Signature, if held jointly

Please date and sign exactly as name appears hereon. If shares are held jointly, each shareholder should sign. Agents, executors, administrators, guardians, trustees, etc. should use full title, and, if more than one, all should sign. If the shareholder is a corporation, please sign full corporate name by the president or another authorized officer. If a partnership, please sign in partnership name by authorized person.

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YOUR VOTE IS IMPORTANT

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230, so your shares may be represented at the Annual Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card.

Proxy card must be signed and dated on the reverse side.
🡻 Please fold and detach card at perforation before mailing. 🡻

CITY HOLDING COMPANY **PROXY**

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3. You may revoke this proxy at any time prior to the time it is voted at the Annual Meeting.

CLASS II NOMINEES:	**FOR**	**AGAINST**	**ABSTAIN**	CLASS I NOMINEE:	**FOR**	**AGAINST**	**ABSTAIN**
1. Charles W. Fairchilds	☐	☐	☐	6. Gregory A. Burton	☐	☐	☐
2. William H. File III	☐	☐	☐				
3. Tracy W. Hylton II	☐	☐	☐	CLASS III NOMINEE:	**FOR**	**AGAINST**	**ABSTAIN**
4. C. Dallas Kayser	☐	☐	☐	7. Javier A. Reyes	☐	☐	☐
5. Sharon H. Rowe	☐	☐	☐				

☐ **FOR** ☐ **AGAINST** ☐ **ABSTAIN**

☐ **FOR** ☐ **AGAINST** ☐ **ABSTAIN**

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Shareholders or any adjournment or adjournments thereof.

Please mark, sign, date and return the proxy promptly using the enclosed envelope.

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